UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Arena Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARENA PHARMACEUTICALS, INC.

April 29, 2015

Dear Arena Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Arena Pharmaceuticals, Inc., a Delaware corporation. The Annual Meeting will be held on Friday, June 12, 2015, at 9:00 a.m. (Pacific Time), at our offices located at 6154 Nancy Ridge Drive, San Diego, California 92121. I look forward to meeting with as many of our stockholders as possible.

At the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting of Stockholders and proxy statement. You will also have an opportunity to ask questions.

If you would like directions to our offices, please visit our website at www.arenapharm.com, where you will find directions and a map locator under “contact us.” For further information about the Annual Meeting, please call 858.453.7200 and ask for Investor Relations.

On behalf of our employees and Board of Directors, I would like to express our appreciation for your continued interest in Arena.

Sincerely,

Jack Lief

President and Chief Executive Officer

6154 Nancy Ridge Drive, San Diego, CA 92121

Notice of Annual Meeting of Stockholders

To be held on June 12, 2015

ARENA PHARMACEUTICALS, INC.

6154 Nancy Ridge Drive

San Diego, CA 92121

April 29, 2015

To the Stockholders of Arena Pharmaceuticals, Inc.:

The Annual Meeting of Stockholders of Arena Pharmaceuticals, Inc., a Delaware corporation, will be held on Friday, June 12, 2015, at 9:00 a.m. (Pacific Time), at our offices located at 6154 Nancy Ridge Drive, San Diego, California 92121, for the following purposes, which are more fully described in the proxy statement accompanying this notice:

1.	To elect the nine nominees for director named herein to our Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

2.	To approve the amendment and restatement of the Arena Pharmaceuticals, Inc., 2009 Employee Stock Purchase Plan, as amended, to, among other things, increase the number of shares of our common stock authorized and available for future issuance under the 2009 Employee Stock Purchase Plan, as amended, to a total of 1.5 million shares;

3.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement accompanying this notice;

4.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2015; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. On or about April 29, 2015, we mailed certain of our stockholders a Notice of Internet Availability of Proxy Materials, or Internet Notice, containing instructions on how to access our 2015 proxy statement and annual report and vote online. In addition, on or about April 29, 2015, we sent a printed copy of our proxy materials to our stockholders of record as of April 14, 2015. Our proxy statement and annual report are available on the home page of our website at www.arenapharm.com.

Only stockholders of record at the close of business on April 14, 2015, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Whether or not you expect to attend in person, we urge you to submit your proxy on the Internet or by telephone or, if applicable, complete, sign, date and return the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly submitting your vote will save us the expense and extra work of additional solicitation. If you received a printed copy of these materials by mail, you may return your proxy card in the enclosed envelope, which does not require postage if mailed in the United States. You may also vote on the Internet or by telephone pursuant to the instructions that accompanied your proxy card or were included in the Internet Notice. Sending in your proxy card or voting on the Internet or by telephone will not prevent you from voting at the Annual Meeting if you desire to do so, as your proxy may be cancelled at your option. Please note, however, that if your shares are held of record by a bank, broker or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of our Board of Directors

Steven W. Spector

Executive Vice President, General Counsel and

Secretary

RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 4)	53
Section 16(a) Beneficial Ownership Reporting Compliance	54
Stockholder Proposals for the 2016 Annual Meeting	54
Annual Report	54
Annual Report on Form 10-K	55
Householding of Proxy Materials	55
Other Matters	55

Arena Pharmaceuticals®, Arena® and our corporate logo are registered service marks of Arena. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

In this proxy statement, “Arena Pharmaceuticals,” “Arena,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., unless the context otherwise provides. “APD” is an abbreviation for Arena Pharmaceuticals Development.

ARENA PHARMACEUTICALS, INC.

6154 Nancy Ridge Drive

San Diego, CA 92121

PROXY STATEMENT FOR ANNUAL MEETING

OF STOCKHOLDERS

To Be Held on Friday, June 12, 2015, at 9:00 a.m. (Pacific Time)

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 12, 2015

We have elected to provide access to our proxy materials over the Internet under the “notice and access” rules of the Securities and Exchange Commission, or SEC. On or about April 29, 2015, we mailed certain of our stockholders a Notice of Internet Availability of Proxy Materials, or Internet Notice, containing instructions on how to access our 2015 proxy statement and annual report and vote online. In addition, on or about April 29, 2015, we sent a printed copy of our proxy materials to our stockholders of record as of April 14, 2015, or Record Date. Our proxy statement and annual report are available on the home page of our website at www.arenapharm.com.

Information Concerning Solicitation and Voting

1.	Why am I receiving these materials?

We have provided you these proxy materials because our Board of Directors is soliciting your proxy to vote at our 2015 Annual Meeting of Stockholders, or 2015 Annual Meeting, which is to be held on Friday, June 12, 2015, at 9:00 a.m. (Pacific Time), or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement. You are invited to attend our 2015 Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares.

If you have received a printed copy of these materials by mail, you may complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy on the Internet or by telephone. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may submit your proxy on the Internet or by telephone, as described below.

2.	Why did I receive a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the SEC, we make our proxy materials available to our stockholders on the Internet. We are sending certain of our stockholders an Internet Notice. If you received the Internet Notice, such notice will instruct you how you may access and review all of the important information contained in the proxy materials. The Internet Notice also instructs you how you may submit your proxy on the Internet. If you would like to receive a printed copy of the proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Internet Notice.

3.	How can I attend our 2015 Annual Meeting?

Our 2015 Annual Meeting will be held on Friday, June 12, 2015, at 9:00 a.m. (Pacific Time) at our offices located at 6154 Nancy Ridge Drive, San Diego, California 92121. Directions to our 2015 Annual Meeting may be found at www.arenapharm.com, where you will find a map locator under “contact us.” For further information about our 2015 Annual Meeting, please call 858.453.7200 and ask for Investor Relations. Information on how to vote in person at our 2015 Annual Meeting is described below.

ARENA PHARMACEUTICALS, INC.  ï  2015 Proxy Statement    1

4.	Who can vote at our 2015 Annual Meeting?

Each person who owns or has the right to vote shares of our common stock as of the Record Date has the right to vote at our 2015 Annual Meeting. As of the Record Date, there were 242,035,538 shares of our common stock outstanding, and each of such shares is entitled to one vote.

 Stockholder of Record: Shares Registered in Your Name.

If on the Record Date your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote by proxy or vote in person at our 2015 Annual Meeting. Whether or not you plan to attend our 2015 Annual Meeting, we urge you to vote by proxy on the Internet or by telephone as instructed below or to complete, sign, date and return a proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent.

If on the Record Date your shares of common stock were held in an account by a bank, broker or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials or the Internet Notice are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at our 2015 Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent on how to vote the shares in your account. You are also invited to attend our 2015 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at our 2015 Annual Meeting unless you obtain a legal proxy from your bank, broker or other agent.

5.	What is a proxy?

If you vote on the Internet or by telephone or return a signed and dated proxy card, you will be appointing Jack Lief, our President and Chief Executive Officer, and Steven W. Spector, our Executive Vice President, General Counsel and Secretary, as your representatives at our 2015 Annual Meeting and authorizing them, or each of them, to vote your shares at the meeting as indicated by you. This way, you can vote your shares whether or not you attend the meeting.

6.	What am I voting on?

We are asking you to vote on the following proposals:

1.	Election of the nine nominees for director named herein to our Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

2.	Approval of the amendment and restatement of the Arena Pharmaceuticals, Inc., 2009 Employee Stock Purchase Plan, as amended, to, among other things, increase the number of shares of our common stock authorized and available for future issuance under the 2009 Employee Stock Purchase Plan, as amended, to a total of 1.5 million shares;

3.	Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with rules of the SEC;

4.	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2015; and

5.	Such other proposals as may properly come before the meeting or any adjournment or postponement thereof.

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7.	What if another matter is properly brought before our 2015 Annual Meeting?

Our Board of Directors knows of no other matters that will be presented for consideration at our 2015 Annual Meeting. If any other matters are properly brought before our 2015 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

8.	What if I return a proxy card or otherwise vote but do not make specific choices?

If you vote on the Internet or by telephone or mark your voting instructions on the proxy card, your shares will be voted as you instruct, or in the best judgment of Mr. Lief or Mr. Spector if a new proposal comes up for a vote at our 2015 Annual Meeting.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as follows: “FOR” the nine named nominees as directors; “FOR” the approval of the amendment and restatement of the Arena Pharmaceuticals, Inc., 2009 Employee Stock Purchase Plan, as amended; “FOR” the approval, on an advisory basis, of the compensation of our named executive officers; “FOR” the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2015; and according to the best judgment of Mr. Lief or Mr. Spector if a proposal that is not on the proxy card comes up for a vote at our 2015 Annual Meeting.

9.	How do I vote?

Stockholder of Record: Shares Registered in Your Name.

BY INTERNET: Please follow the vote by Internet instructions that are on your proxy card. If you vote by Internet, you do not have to mail in your proxy card. Your vote must be received by 11:00 p.m. (Pacific Time) on June 11, 2015, to be counted.

BY TELEPHONE: Please follow the vote by telephone instructions that are on your proxy card. If you vote by telephone, you do not have to mail in your proxy card. Your vote must be received by 11:00 p.m. (Pacific Time) on June 11, 2015, to be counted.

BY MAIL: If you have received a printed copy of these materials by mail, you may complete, sign and date your proxy card and mail it in the enclosed pre-addressed envelope, which does not require postage if mailed in the United States. Your vote must be received by 11:00 p.m. (Pacific Time) on June 11, 2015, to be counted.

IN PERSON: We will pass out written ballots to anyone who wants to vote in person at our 2015 Annual Meeting. However, if you hold your shares in street name, you must obtain a legal proxy from your bank, broker or other agent to vote at our 2015 Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent.

If you are a beneficial owner of shares registered in the name of a bank, broker or other agent, you should have received the Internet Notice (or a proxy card and voting instructions with these proxy materials) from that organization rather than from us. Simply follow the instructions you received from that organization to vote on the Internet or, if you received a proxy card by mail, complete, sign and return the proxy card to ensure that your vote is counted. Please contact that organization if you did not receive the Internet Notice or such materials, as applicable.

To vote in person at our 2015 Annual Meeting, you must obtain a legal proxy from your bank, broker or other agent. Follow the instructions from your bank, broker or other agent included with the Internet Notice or these proxy materials, or contact such agent to obtain a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

ARENA PHARMACEUTICALS, INC.  ï  2015 Proxy Statement    3

10.	What does it mean if I receive more than one Internet Notice or proxy card?

It likely means that you hold our shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please follow the voting instructions included in each Internet Notice and proxy card you receive to ensure that all of your shares are voted.

11.	Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name.

If you are a stockholder of record, you can revoke your proxy and change your vote at any time before the polls close at our 2015 Annual Meeting by: (i) voting on the Internet or by telephone by 11:00 p.m. (Pacific Time) on June 11, 2015 (your latest Internet or telephone vote is counted), (ii) signing a proxy card with a later date and returning it before the polls close at our 2015 Annual Meeting, (iii) returning a written notice before the polls close at our 2015 Annual Meeting that you are revoking your proxy, or (iv) voting at the meeting. Please note, however, that simply attending our 2015 Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent.

If you are a beneficial owner of shares registered in the name of a bank, broker or other agent, you should follow their instructions on how to change your vote. Please contact your bank, broker or other agent if you did not receive such instructions.

12.	How many shares must be present to hold our 2015 Annual Meeting?

To hold our 2015 Annual Meeting and conduct business, the holders of a majority of our outstanding common stock as of the Record Date must be present, either in person or represented by proxy, at our 2015 Annual Meeting. This is called a quorum.

A stockholder’s shares are counted towards a quorum if the stockholder either:

•	is present at the meeting, or

•	has properly submitted a proxy (including voting on the Internet or by telephone).

Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum at our 2015 Annual Meeting.

13.	What are broker non-votes?

Broker non-votes occur when a broker who holds shares for a stockholder in street name submits a proxy for those shares but does not vote. In general, this occurs when the broker has not received voting instructions from the stockholder, and the broker lacks discretionary voting authority under the rules of the New York Stock Exchange, or NYSE, or otherwise to vote the shares for a particular proposal. The bank, broker or other agent can register your shares as being present at a meeting for purposes of determining the presence of a quorum, but will not be able to vote on those items for which specific authorization is required under the rules of the NYSE.

14.	When do brokers have discretionary voting authority to vote my shares without my instruction?

If you are a beneficial owner whose shares are held of record by a bank, broker or other agent, such entity has discretionary voting authority, under the rules of the NYSE, to vote your shares on certain routine matters for which it does not receive voting instructions from you by the 10th day before the meeting. For example, such entity has discretionary voting authority with regard to the ratification of the appointment of KPMG LLP (Proposal 4).

The election of directors (Proposal 1), the amendment and restatement of our 2009 Employee Stock Purchase Plan, as amended (Proposal 2), and the say-on-pay vote (Proposal 3) are not considered routine.

When a proposal is not a routine matter and the entity holding the shares has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the entity cannot vote the

4    ARENA PHARMACEUTICALS, INC.  ï  2015 Proxy Statement

shares on that proposal. Accordingly, it is important that beneficial owners instruct their brokers how they wish to vote their shares.

15.	How many votes must the nominees receive to be elected as directors?

Directors are elected by a plurality of votes of common stock present, either in person or represented by proxy, at our 2015 Annual Meeting and entitled to vote. This means that the nine nominees receiving the highest number of votes “FOR” election will be elected. Only votes “FOR” or “WITHHELD” will affect the outcome.

16.	How many votes must be received to approve the amendment and restatement of the Arena Pharmaceuticals, Inc., 2009 Employee Stock Purchase Plan, as amended?

A majority of the votes cast by stockholders entitled to vote on the proposal must vote “FOR” approval. Abstentions and broker non-votes will have no effect.

17.	How many votes must be received to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules?

A majority of the votes cast by stockholders entitled to vote on the proposal must vote “FOR” approval. Abstentions and broker non-votes will have no effect.

18.	How many votes must be received to ratify the appointment of KPMG LLP as Arena’s independent auditors for the fiscal year ending December 31, 2015?

A majority of the votes cast by stockholders entitled to vote on the proposal must vote “FOR” ratification. Abstentions and broker non-votes will have no effect.

19.	How are votes counted?

Votes will be counted by the inspector or inspectors of election appointed for our 2015 Annual Meeting, who will separately count, for the proposal to elect directors, votes “FOR” and “WITHHOLD” and broker non-votes; and, with respect to other proposals, votes “FOR” and “AGAINST,” proxies marked to “ABSTAIN” from voting, and broker non-votes. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total for any proposal, but will be counted as present for the purposes of determining the presence of a quorum at our 2015 Annual Meeting.

Our transfer agent, Computershare, will tabulate and certify the voting results.

20.	Who will bear the cost of soliciting votes for our 2015 Annual Meeting?

We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders. Original solicitation of proxies by mail may be supplemented by other mailings, telephone calls, personal solicitation, or use of the Internet by our directors, officers, other employees or, if we choose to engage one, an independent proxy solicitation firm. No additional compensation will be paid to our directors, officers or other employees for such services, and in the event we engage such a proxy solicitation firm, the fees paid by us would not likely exceed $20,000.

21.	How can I find out the results of the voting at our 2015 Annual Meeting?

Preliminary voting results will be announced at our 2015 Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after our 2015 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after our 2015 Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

ARENA PHARMACEUTICALS, INC.  ï  2015 Proxy Statement    5

22.	How can I obtain the company’s corporate governance information?

Our website is www.arenapharm.com and we have included various corporate governance materials under the “Investors” tab. Included in such information are the charters of the following standing committees of our Board of Directors: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Science Committee. Also included under that tab are our Board of Directors’ Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Policy on Filing, Receipt and Treatment of Complaints.

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ELECTION OF DIRECTORS (PROPOSAL 1)

Nominees and Election Process

The persons named in the table below are nominees for director at our 2015 Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal. Our Bylaws provide that the authorized number of directors shall be determined by a resolution of our Board of Directors.

All of the nominees for director at our 2015 Annual Meeting were elected at our 2014 Annual Meeting of Stockholders and were recommended by the Corporate Governance and Nominating Committee for election to our Board of Directors at our 2015 Annual Meeting. Directors are elected by a plurality of votes of common stock present, either in person or represented by proxy, at the annual meeting and entitled to vote. Unless otherwise instructed to withhold a vote for a particular nominee or all of the nominees, the proxy holders will vote the proxies received by them for the nominees named below. In the event that any of these nominees is unavailable to serve as a director at the time of our 2015 Annual Meeting, the proxies will be voted for any substitute nominee who shall be designated by our Board of Directors, unless our Board reduces the number of directors. We have no reason to believe that any nominee will be unavailable to serve.

Following is information, as of March 31, 2015, regarding the nominees for director at our 2015 Annual Meeting. Such information includes biographical and other information about the nominees, including information concerning the specific experience, qualifications, attributes or skills that led our Board of Directors and the Corporate Governance and Nominating Committee to conclude that the nominees should serve as our directors.

Name	Positions and Offices Held	Year First Elected or Appointed Director	Age
Jack Lief	Director, President and Chief Executive Officer	1997	69
Dominic P. Behan, Ph.D., D.Sc.	Director, Executive Vice President and Chief Scientific Officer	2000	51
Donald D. Belcher	Director	2003	76
Scott H. Bice	Director	2003	72
Harry F. Hixson, Jr., Ph.D.	Director	2004	76
Tina S. Nova, Ph.D.	Director	2004	61
Phillip M. Schneider	Director	2007	58
Christine A. White, M.D.	Director	2006	63
Randall E. Woods	Director	2007	63

Business Experience of Nominees

Jack Lief is a co-founder of Arena and has served as a director and our President and Chief Executive Officer since April 1997. Mr. Lief also served as the Chairman of our Board of Directors from October 2007 to December 2014. Mr. Lief served as an advisor and consultant to numerous biopharmaceutical organizations from 1995 to April 1997; as Senior Vice President, Corporate Development and Secretary of Cephalon, Inc., a biopharmaceutical company, from 1989 to 1994; as Director of Business Development and Strategic Planning for Alpha Therapeutic Corporation, a manufacturer of biological products, from 1983 to 1989; and in various positions at Abbott Laboratories, a pharmaceutical company, from 1972 to 1983, most recently as the head of International Marketing Research. Mr. Lief serves as the Chairman of the board of directors of Mast Therapeutics, Inc., a biopharmaceutical company. Mr. Lief is also an Executive Board Member of BIOCOM, a life science association representing more than 650 member companies in Southern California, and was the Chair of the board of directors of BIOCOM from March 2005 to March 2006. Mr. Lief holds a B.A. from Rutgers University and an M.S. in Psychology (Experimental and Neurobiology) from Lehigh University.

We believe that Mr. Lief’s role as a co-founder, President and Chief Executive Officer of our company, combined with his extensive leadership, strategic planning, business, financial, and international

ARENA PHARMACEUTICALS, INC.  ï  2015 Proxy Statement    7

pharmaceutical industry expertise, provides our Board of Directors with critical knowledge and in-depth insight into our strategic planning and operations and give him the qualifications, attributes and skills to serve as one of our directors.

Dominic P. Behan, Ph.D., D.Sc., is a co-founder of Arena and has served as a director since April 2000 and as our Executive Vice President and Chief Scientific Officer since February 2012. Dr. Behan served as our Senior Vice President and Chief Scientific Officer from June 2004 to February 2012, and as our Vice President, Research from April 1997 to June 2004. Dr. Behan directed various research programs at Neurocrine Biosciences, Inc., a biopharmaceutical company, from 1993 to 1997, and was engaged in research at the Salk Institute, a non-profit research organization, from 1990 to 1993. Dr. Behan holds a B.Sc. in Biochemistry from Leeds University, England, and a Ph.D. in Biochemistry and a higher doctorate D.Sc. from the University of Reading, England.

We believe that Dr. Behan’s extensive scientific expertise, his role as a co-founder, Executive Vice President and Chief Scientific Officer of our company, and his leadership and scientific experience at other scientific and biopharmaceutical entities give him a deep understanding of pharmaceutical research and development and the qualifications, attributes and skills to serve as one of our directors.

Donald D. Belcher has served as a member of our Board of Directors since December 2003. Mr. Belcher served as Chairman of the board of directors of Banta Corporation, a printing and supply-chain management company, from 1995 to 2004, Chief Executive Officer from 1995 to 2002 and President from 1994 to 2001. Mr. Belcher holds a B.A. from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business.

We believe that Mr. Belcher’s extensive leadership, business and financial expertise, including his background as a Chairman, Chief Executive Officer and President of a large, publicly held company, and his experience in marketing, global operations, international business, and strategic planning give him the qualifications, attributes and skills to serve as one of our directors.

Scott H. Bice has served as a member of our Board of Directors since December 2003. Mr. Bice has been the Robert C. and Nanette T. Packard Professor at the University of Southern California Law School since 2000, where he served as Dean from 1980 to 2000. Mr. Bice has experience on several corporate boards, including Imagine Films, from 1992 to 1994; Western and Residence Mutual Insurance Companies, from 1996 to 2003; and Jenny Craig, from 1996 to 2002. Mr. Bice holds a B.S. in finance and a J.D. from the University of Southern California.

We believe that Mr. Bice’s extensive legal, corporate governance, and business ethics expertise, his background as a professor and former Dean of a leading law school, and his service on other boards, including for a company involved in developing and commercializing a weight-loss program, give him an important perspective to contribute and the qualifications, attributes and skills to serve as one of our directors.

Harry F. Hixson, Jr., Ph.D., has served as a member of our Board of Directors since September 2004. Dr. Hixson served as the Chairman of the board of directors of Sequenom, Inc., a genomics company, from January 2003 to March 2015, and served as its Chief Executive Officer from September 2009 to June 2014. Dr. Hixson served as Chief Executive Officer of BrainCells Inc., a drug discovery and development company, from 2004 to 2005; as Chief Executive Officer of Elitra Pharmaceuticals Inc., a biopharmaceutical company, from 1998 to 2003; and in various management positions with Amgen Inc., a biopharmaceutical company, from 1985 to 1991, most recently as President and Chief Operating Officer. Within the past five years, Dr. Hixson also served as a member of the board of directors of NovaBay Pharmaceuticals, Inc., a biopharmaceutical company, and Infinity Pharmaceuticals, Inc., a biopharmaceutical company. Dr. Hixson holds a B.S. in Chemical Engineering from Purdue University, an M.B.A. from the University of Chicago and a Ph.D. in Physical Biochemistry from Purdue University.

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We believe that Dr. Hixson’s extensive leadership, business and scientific expertise, including his background in the development and commercialization of biopharmaceuticals in the United States and internationally, his senior management experience, including as President and Chief Operating Officer of a pioneering company in the biopharmaceutical industry, and his service on other boards give him the qualifications, attributes and skills to serve as one of our directors.

Tina S. Nova, Ph.D., has served as a member of our Board of Directors since September 2004. Dr. Nova has served as Senior Vice President and General Manager of Illumina Inc.’s oncology business unit since July 2014. Dr. Nova was a co-founder of Genoptix, Inc., a medical laboratory diagnostics company, and served as its President from 2000 to April 2014. Dr. Nova also served as the Chief Executive Officer of Genoptix and as a member of its board of directors from 2000 until Novartis AG acquired Genoptix in March 2011. Dr. Nova was a co-founder of Nanogen, Inc., a provider of molecular diagnostic tests, and she served as its Chief Operating Officer and President from 1994 to 2000. Dr. Nova served as Chief Operating Officer of Selective Genetics, a biotechnology company, from 1992 to 1994, and in various director-level positions with Ligand Pharmaceuticals Incorporated, a drug discovery and development company, from 1988 to 1992, most recently as Executive Director of New Leads Discovery. Dr. Nova has also held various research and management positions with Hybritech, Inc., a former subsidiary of Eli Lilly & Company, a pharmaceutical company. Within the past five years, Dr. Nova also served as a member of the board of directors of Adamis Pharmaceuticals Corporation, a biopharmaceutical company, NanoString Technologies, Inc., a provider of life science tools, and Cypress Biosciences, Inc., a pharmaceutical company. Dr. Nova was the Chair of the board of directors of BIOCOM, a life science association representing more than 650 member companies in Southern California, from March 2001 to March 2002. Dr. Nova holds a B.S. in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside.

We believe that Dr. Nova’s extensive leadership, business and scientific expertise, including her background of founding, financing, developing and operating companies in the healthcare industry, including her background as the President and Chief Executive Officer of a publicly held company in the healthcare industry, her experience in successfully developing, launching and commercializing medical products, and her service on other boards give her the qualifications, attributes and skills to serve as one of our directors.

Phillip M. Schneider has served as a member of our Board of Directors since December 2007. Mr. Schneider held various positions with IDEC Pharmaceuticals Corporation, a biopharmaceutical company, from 1987 to 2002, most recently as Senior Vice President and Chief Financial Officer. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG LLP. Mr. Schneider serves as a member of the board of directors of Auspex Pharmaceuticals, Inc., a biopharmaceutical company, and Pfenex Inc., a biopharmaceutical company. Within the past five years, Mr. Schneider also served as a member of the board of directors of Gen-Probe Incorporated, a medical diagnostics company. Mr. Schneider holds a B.S. in Biochemistry from the University of California, Davis and an M.B.A. from the University of Southern California.

We believe that Mr. Schneider’s extensive leadership, business, financial and accounting expertise, including his background as the Chief Financial Officer of a publicly held biopharmaceutical company during the successful development, launch and commercialization of its first product, his experience at a large financial and accounting firm, and his service on other boards in our industry give him an important financial and accounting perspective and the qualifications, attributes and skills to serve as one of our directors.

Christine A. White, M.D., has served as a member of our Board of Directors since August 2006. Dr. White served in various senior positions with Biogen Idec Inc., a biopharmaceutical company, from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs; as the Director of Clinical Oncology Research at the Sidney Kimmel Cancer Center in San Diego from 1994 to 1996; and on the clinical staff and in various positions in the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas,

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California, from 1984 to 1994, most recently as Chairman, Department of Medicine. Dr. White serves as lead director on the board of directors of MEI Pharma, Inc., an oncology company. Dr. White holds a B.A. in Biology and an M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.

We believe that Dr. White’s extensive medical, scientific and business expertise, including her background in the clinical practice of medicine, basic science and clinical research, clinical development and regulatory affairs, her experience with the successful development, launch and commercialization of medicinal products, her senior management experience at a publicly held company in our industry, and her service on other boards give her a deep understanding of pharmaceutical development and commercialization and the qualifications, attributes and skills to serve as one of our directors.

Randall E. Woods has served as a member of our Board of Directors since December 2007. Mr. Woods has served as the President and Chief Executive Officer of Sophiris Bio Inc., a urology company, since August 2012, and as a member of its board of directors since October 2012. Mr. Woods served as the President and Chief Executive Officer and a member of the board of directors of Sequel Pharmaceuticals, Inc., a pharmaceutical company, from September 2007 to June 2011; as the President and Chief Executive Officer of NovaCardia, Inc., a pharmaceutical company that was acquired by Merck & Co., Inc., from April 2004 to September 2007; as the President and Chief Executive Officer of Corvas International, Inc., a biopharmaceutical company, from 1996 to 2003; in various senior positions at Boehringer Mannheim’s US pharmaceutical operations, from 1993 to 1996, most recently as President; and before then served more than 20 years at Eli Lilly & Company in sales and marketing positions. Mr. Woods is the chairman emeritus of the advisory board of the University of California, San Diego’s Sulpizio Cardiovascular Center. Mr. Woods was the Chair of the board of directors of BIOCOM, a life science association representing more than 650 member companies in Southern California, for 2009. Mr. Woods holds a B.S. in Biology and Chemistry from Ball State University and an M.B.A. from Western Michigan University.

We believe that Mr. Woods’ extensive leadership, business and financial expertise, including his background of founding, financing and developing companies in our industry, and his senior management experience, including as Chief Executive Officer and President of multiple biopharmaceutical companies, his background in sales, marketing and pharmaceutical operations, and his service on other boards give him the qualifications, attributes and skills to serve as one of our directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” EACH NAMED NOMINEE.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market, which requires that a majority of a listed company’s board of directors qualify as “independent” under the applicable NASDAQ listing standards. The board of directors must affirmatively make this determination. In addition, under our Corporate Governance Guidelines, it is our policy that at least two-thirds of the members of our Board of Directors be independent directors.

Our Board of Directors consults with its legal advisors to ensure that its independence determinations, including with respect to directors, director nominees and members of its committees, comply with all applicable securities and other laws and regulations regarding the definition of “independent,” including but not limited to those set forth in pertinent listing standards of NASDAQ, as in effect from time to time. Consistent with these considerations, our Board of Directors has reviewed relevant transactions and relationships between each non-employee director and Arena, other non-employee directors, our senior management and our independent auditors and has affirmatively determined that all of our non-employee directors are independent directors under the applicable NASDAQ listing standards.

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Under our Corporate Governance Guidelines, directors who have been deemed “independent directors” by our Board of Directors will inform the lead independent director in writing if he or she believes there has been a change in his or her status as an independent director. The lead independent director, in turn, will advise the Corporate Governance and Nominating Committee of such potential change of status so that the committee, with the aid of the lead independent director, can determine whether the director continues to qualify as an independent director and whether to recommend to our full Board of Directors to ask for the resignation of such director.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines for the conduct and operation of our Board. The guidelines cover such topics as board composition and selection, the board’s role, director orientation and education, director compensation, board meetings, board committees, board access to management and use of outside advisors, succession planning, and the evaluation of the board and our Chief Executive Officer.

Board Leadership Structure; Lead Independent Director

Our Board of Directors believes that there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the appropriate board leadership structure may vary as circumstances change. As such, our Board of Directors periodically reviews its leadership structure to confirm that it is an appropriate structure for our company at such time.

Our Chief Executive Officer is a member of our Board of Directors, but does not act as its chair. Our Board of Directors has a lead independent director who serves as the chair of Board meetings, including during executive sessions of independent directors. In addition to serving as chair, the lead independent director’s responsibilities and authority includes the following:

•	Establishing the schedule and agenda for Board meetings and approving information to be sent to our Board;

•	Preside over any portion of Board meetings at which the performance of our Board is presented or discussed;

•	Establishing the agenda for meetings of the independent directors and presiding over such meetings;

•	Coordinating with the committee chairs, as needed, regarding meeting agendas, informational requirements and other matters, as appropriate;

•	Being available for communications with stockholders, as appropriate and in accordance with our policy on stockholder communications with our Board; and

•	Performing such other duties as our Board may establish or delegate.

The lead independent director is elected by our independent directors to serve for a minimum of one year or until replaced by the independent directors. It is generally expected that the lead independent director will serve for more than a year, and Dr. White has been our lead independent director since November 2008.

Our Board of Directors believes that this structure provides an efficient and effective leadership model for our company at this time. In considering its leadership structure, our Board of Directors has taken into account that it consists of a substantial majority of independent directors who are highly qualified and experienced, has a lead independent director with defined corporate governance responsibilities, the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are each comprised entirely of independent directors, and that it has regular interactions outside of Board and committee meetings with our management, including our Chief Executive Officer. Our Board of Directors believes that we have an appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

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Board’s Role in Risk Oversight

Our management has the primary responsibility for identifying and managing our business risks, including by overseeing and implementing our enterprise risk management program. Our Board of Directors actively oversees potential risks and our risk management activities, including by discussing with management our risks and the management of such risks at meetings of the Board and its committees. Our Board of Directors also makes use of the independent understanding and knowledge of many of such risks possessed by our directors. Our Board of Directors regularly reviews our corporate strategy in light of the evolving nature of such risks and makes adjustments to that strategy when appropriate. Our Board of Directors also regularly considers risks facing us when it approves the annual budget, plan and corporate goals and throughout the year as it monitors developments and reviews our financial and other periodic reports.

Our Board of Directors has also delegated risk oversight to each of its standing committees within their areas of responsibility. The Audit Committee assists our Board of Directors in its risk oversight function with regard to, among other things, our internal control over financial reporting, periodic filings with the SEC, investment policy, procedures relating to the receipt and treatment of complaints, and policies and procedures designed to ensure adherence to applicable laws and regulations. The Compensation Committee assists our Board of Directors in its risk oversight function with regard to, among other things, assessing risk created by current and proposed compensation policies and practices for all of our employees. The Corporate Governance and Nominating Committee assists our Board of Directors in its risk oversight function with regard to, among other things, our management succession plans, the agendas for our Board’s strategy sessions, and our compliance-related policies and practices that are not within the purview of the Audit Committee or are referred to the committee by our Board. The Science Committee reviews our strategies and activities for research and development, and communicates to our Board risks associated with our projects, programs and technologies.

We have assessed our compensation policies and practices on a company-wide basis to determine if such programs or practices create undesirable or unintentional risks of a material nature. Based on such assessment, we concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Annual Performance Evaluations; Assessment of Charters; Director Education

Our Board of Directors, as well as each of its standing committees, conducts an annual self-evaluation, which includes a review of its performance and, in the case of each of the committees, an assessment of the adequacy and appropriateness of its charter. Our Board of Directors also reviews each of our directors. The Corporate Governance and Nominating Committee is responsible for overseeing this evaluation process, evaluating all standing committees and their charters and recommending to our Board of Directors any changes to our Board and the authority, charters, compositions and chairs of such committees.

Each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. At least twice per year, our Board of Directors devotes at least one hour during regularly scheduled board meetings to director training on recent developments in legal standards related to corporate governance, disclosure obligations or industry-specific issues. In addition, we may, from time to time and depending on the circumstances, pay for all or a portion of outside continuing education programs to assist our directors in maintaining such level of expertise. It is our Board of Directors’ policy for us to reimburse each director for attending one of such continuing education programs per year (and, when possible, for such cost to be shared if the director is a member of more than one board of directors).

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller), and we have posted the text of the policy on our website (www.arenapharm.com) under “Investors – Corporate Governance.” To facilitate compliance with this policy, we periodically conduct a

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program of awareness, training and review. The Code of Business Conduct and Ethics complies with the applicable NASDAQ listing standards and SEC rules and regulations, and includes procedures for (i) the filing, receipt and treatment of complaints regarding suspected improper conduct by our employees, directors, collaborators, vendors and others associated with us and (ii) the confidential, anonymous submission by employees of concerns regarding any matter covered by the policy. In addition, we intend to promptly disclose on our website in the future (i) the date and nature of any amendment (other than technical, administrative or other non-substantive amendments) to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals that relates to one or more of the elements of the code of ethics definition enumerated in Item  406(b) of Regulation S-K, the name of such person who is granted the waiver and the date of the waiver.

Non-employee Director Meetings

Our independent directors meet in regularly scheduled executive sessions without management. These executive sessions occur in conjunction with regularly scheduled meetings of our Board of Directors and its standing committees and otherwise as needed.

Director Meeting Attendance

Our Board of Directors held seven meetings during the fiscal year ended December 31, 2014. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings held by all committees of our Board on which such director served, in each case during the periods in which he or she served. In addition to regularly scheduled meetings, the directors participate in telephone interactions, including telephone calls among the independent directors and Mr. Lief, and other communications with each other and certain of our officers, as well as with our independent auditors and external advisors, such as legal counsel, consultants and investment bankers.

As stated in our Corporate Governance Guidelines, our directors are encouraged to attend our annual meetings of stockholders, and all of our directors attended our 2014 Annual Meeting of Stockholders.

Term Limits

Under our Corporate Governance Guidelines, independent directors serving on our Board of Directors as of December 29, 2011, are not to serve more than a total of 16 years. Independent directors who are elected to our Board of Directors after December 29, 2011, are not to serve more than a total of 10 years; provided, however, that if our Board determines, in anticipation of the 10-year term limit of an independent director elected after December 29, 2011, that such new director should continue to serve on our Board, then the 16-year term limit shall apply.

Our Board of Directors does not believe it should further limit the number of terms for which an individual may serve as a director. Directors who have served on our Board of Directors for an extended period of time are able to provide continuity and valuable insight into our company, our operations and prospects based on their experience with, and understanding of, our history, policies and objectives. Our Board of Directors believes that, as an alternative to further limiting the number of terms, it can ensure that our Board continues to evolve and adopt new ideas and viewpoints through the director nomination process, through periodic rotation of committee assignments and through the above term limits.

Committees of the Board

The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Science Committee. Each of these

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committees is comprised entirely of “independent” directors under the applicable NASDAQ listing standards, with the exception that our Chief Scientific Officer is a member of the Science Committee. The members and chairs of our Board of Directors’ committees are appointed by our Board and may change in the future. Our Board of Directors has no set policy for rotation of committee members or chairs, but it annually reviews committee composition and chair positions, seeking the appropriate blend of continuity and fresh perspectives on the committees. The authority and responsibility of each of these committees are summarized below, and more detailed descriptions of their functions are included in their written charters, which are available on our website at www.arenapharm.com.

Pursuant to their charters, each of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and Science Committee is authorized to access, at our expense, such internal and external resources as the particular committee deems necessary or appropriate to fulfill its defined responsibilities. Each committee has sole authority to approve fees, costs and other terms of engagement of such outside resources.

Below is a chart showing the composition of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Science Committee as of March 31, 2015.

Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Science Committee
Dominic P. Behan, Ph.D., D.Sc.
Donald D. Belcher
Scott H. Bice
Harry F. Hixson, Jr., Ph.D.
Tina S. Nova, Ph.D.
Phillip M. Schneider
Christine A. White, M.D.
Randall E. Woods

= Committee member

= Committee chair

Audit Committee

The Audit Committee’s responsibilities include:

•	selecting and evaluating the performance of our independent auditors;

•	reviewing the scope of the audit to be conducted by our independent auditors, as well as the results of their audit, and approving audit and non-audit services to be provided by them;

•	reviewing and assessing our financial reporting activities and disclosure, including our financial results press releases and periodic reports, and the accounting standards and principles followed;

•	reviewing the scope, adequacy and effectiveness of our internal control over financial reporting;

•	reviewing management’s assessment of our compliance with our disclosure controls and procedures;

•	reviewing our public disclosure policies and procedures;

•	reviewing our guidelines and policies with respect to risk assessment and management, our tax strategy and our investment policy;

•	reviewing and approving related-party transactions;

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•	overseeing our Code of Business Conduct and Ethics and our Policy on Filing, Receipt and Treatment of Complaints; and

•	reviewing threatened or pending litigation matters and investigating matters brought to the committee’s attention that are within the scope of its duties.

Our Board of Directors has determined that each of the Audit Committee members meets the independence and experience requirements included in the applicable NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Board of Directors has also determined that each of Mr. Schneider (the Chair of the Audit Committee) and Mr. Bice is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.arenapharm.com. The Audit Committee held seven meetings in 2014. The Audit Committee’s report is set forth below under “Audit Committee Report.”

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing, modifying and approving our overall compensation strategy and policies;

•	assessing risk created by current and proposed compensation policies and practices for all of our employees;

•	reviewing and approving performance goals relevant to the compensation of our executive officers;

•	evaluating and recommending to our Board of Directors compensation plans and programs for us, as well as modifying or terminating existing plans and programs;

•	reviewing and approving compensation and benefits for our non-employee directors and executive officers, and making recommendations to our Board of Directors regarding these matters;

•	authorizing and approving equity grants under our equity compensation plans; and

•	overseeing preparation and review of the committee’s report and the compensation discussion and analysis included in our proxy statement.

Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.arenapharm.com. Dr. Nova is the Chair of the Compensation Committee. The Compensation Committee held six meetings in 2014. The Compensation Committee’s report is set forth below under “Compensation Committee Report.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s responsibilities include:

•	recommending guidelines to our Board of Directors for our corporate governance;

•	overseeing director orientation and continuing education;

•	establishing criteria for membership on our Board of Directors;

•	identifying, evaluating, reviewing and recommending to our Board of Directors qualified director candidates;

•	reviewing and assessing the performance of our Board of Directors and its standing committees;

•	reviewing and approving a management succession plan and related procedures;

•	making recommendations to our Board of Directors regarding the appointment of officers;

•	establishing the process for receiving and considering stockholder proposals and suggestions for director nominations;

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•	making recommendations regarding the agenda for our Board of Directors’ strategy discussions; and

•	overseeing compliance related policies and practices that are not within the purview of the Audit Committee or are referred by our Board of Directors.

The Corporate Governance and Nominating Committee uses many sources to identify potential director candidates, including the network of contacts among our directors, officers and other employees, and may engage outside consultants and recruiters in this process. As set forth below under “Stockholder Director Recommendations,” the Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders.

The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to understand basic financial statements. In considering candidates for director, the Corporate Governance and Nominating Committee will consider all relevant factors, which may include, among others, the candidate’s experience and accomplishments, the relevance of such experience to our business, the availability of the candidate to devote sufficient time and attention to our company, the candidate’s reputation for integrity and ethics and the candidate’s ability to exercise sound business judgment. Director candidates are reviewed in the context of the then current composition of our Board of Directors, our requirements and the interests of our stockholders. In conducting this assessment, our Board of Directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of our Board of Directors and our company, to maintain a balance of knowledge, experience and capability. Our Board of Directors believes that its membership should reflect diversity in a broad sense that includes such things as differences of viewpoint, background, professional experience, expertise, education, skills, specialized knowledge, and other individual qualities and attributes. In the case of incumbent directors whose terms of office are set to expire, when determining whether such directors should be nominated for reelection, our Board of Directors reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships and transactions that might impair such directors’ independence. In the case of new director candidates, our Board of Directors also determines whether the nominee is independent for NASDAQ purposes. The Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time.

The Corporate Governance and Nominating Committee recommended the nominations of each of the director nominees for election at our 2015 Annual Meeting.

Our Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our website at www.arenapharm.com. Mr. Belcher is the Chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held three meetings in 2014.

Science Committee

The Science Committee’s responsibilities include:

•	Communicating to our Board with regard to the scientific rationale, short- and long-term strategy, and risks associated with our significant projects, programs and technologies;

•	Providing strategic advice to our Board regarding scientific importance, scientific data, prioritizations, resource requirements and success probabilities related to current and planned research and technology initiatives and emerging science; and

•	Evaluating proposals for new projects or adoption of new technologies and advising our Board on such matters.

Our Board of Directors has adopted a written charter for the Science Committee, which is available on our website at www.arenapharm.com. Dr. Hixson is the Chair of the Science Committee. The Science Committee held two meetings in 2014.

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Stockholder Director Recommendations

The Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. A candidate must be highly qualified and be willing and expressly interested in serving on our Board of Directors. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum qualifications set forth above, based on whether or not the candidate was recommended by a stockholder. To be considered by the Corporate Governance and Nominating Committee, a stockholder recommendation for director candidates for an annual meeting of stockholders must be received by the committee by December 31 of the year before such annual meeting. A stockholder who wishes to recommend a candidate for the Corporate Governance and Nominating Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121. Submissions must include a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. This procedure does not affect the deadline for submitting other stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at an annual meeting. Additional information regarding submitting stockholder proposals is set forth in our Bylaws. Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary.

Stockholder Communications with our Board of Directors

Our Board of Directors has a formal process by which stockholders may communicate with our Board or any of our directors or officers. Stockholders who wish to communicate with our Board of Directors or any of our directors or officers may do so by sending written communications addressed to such person or persons in care of Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121. All such communications will be compiled by our Corporate Secretary and submitted to the addressees on a periodic basis. If our Board of Directors modifies this process, we will post the revised process on our website.

Compensation Committee Interlocks and Insider Participation

Drs. Nova and White and Mr. Woods are the members of the Compensation Committee, and they served on the Compensation Committee for all of 2014. No director serving on the Compensation Committee during any part of 2014 was, at any time during or before such fiscal year, one of our employees. None of our executive officers served during any part of 2014 as a member of the board of directors or compensation committee of any other entity that had one or more of its executive officers serving as members of our Board of Directors or the Compensation Committee.

Certain Relationships and Related Transactions

Except for the compensation arrangements between us and our executive officers and directors described below under “Compensation Discussion and Analysis,” since January 1, 2014, we have not been a party to any transactions involving more than $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock or any immediate family member of the foregoing has a direct or indirect material interest, nor are any such transactions currently proposed.

The Audit Committee’s charter requires that it reviews and approves any related-party transactions. In considering related-party transactions, the Audit Committee considers the relevant available facts and circumstances, including, but not limited to, (i) the risks, costs and benefits to us, (ii) the impact on a director’s independence in the event the related party is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third

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parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-party transaction, the Audit Committee evaluates whether, in light of known circumstances, the transaction is in, or is not inconsistent with, our best interests and those of our stockholders.

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE ARENA PHARMACEUTICALS, INC., 2009 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED (PROPOSAL 2)

Our employee stock purchase plan is intended to encourage employee participation in the ownership of the company by offering employees the opportunity to purchase our common stock through accumulated payroll deductions. Our Board of Directors approved the 2009 Employee Stock Purchase Plan, as amended, or 2009 ESPP, at its February 10, 2012, meeting, and stockholders approved the plan at our 2012 Annual Meeting of Stockholders.

On February 12, 2015, our Board of Directors approved an amendment and restatement of the 2009 ESPP, or Amended 2009 ESPP, subject to stockholder approval at our 2015 Annual Meeting. The only material changes made by such amendment and restatement of the 2009 ESPP are (i) to increase the number of shares of our common stock authorized and available for future issuance under the plan to a total of 1.5 million shares as of our 2015 Annual Meeting, and (ii) to revise the adjustment provisions to clarify that only an actual, as opposed to a proposed, dissolution, liquidation, merger or asset sale triggers an adjustment.

If this Proposal 2 is approved by stockholders, the total number of shares of our common stock that will be available for future issuance under the Amended 2009 ESPP as of our 2015 Annual Meeting will be 1.5 million shares. Such total number will be equal to the number of shares remaining available for future issuance under the 2009 ESPP as of our 2015 Annual Meeting, plus the number of additional shares needed so that such total number is 1.5 million shares. As of April 14, 2015, there was a total of 517,179 shares remaining available for future issuance under the 2009 ESPP, and there was a total of 242,035,538 shares of our common stock outstanding.

In this Proposal 2, stockholders are requested to approve the Amended 2009 ESPP. To approve the Amended 2009 ESSP, a majority of the votes cast by stockholders entitled to vote on the proposal must vote “FOR” approval. Abstentions and broker non-votes will have no effect.

The following summary describes the principal features of the Amended 2009 ESPP, and is qualified in its entirety by reference to the full text of the Amended 2009 ESPP. A copy of the Amended 2009 ESPP is filed as Appendix A to the proxy statement for our 2015 Annual Meeting filed with the SEC.

Description of the Amended 2009 ESPP

The essential terms of the Amended 2009 ESPP are summarized as follows:

General. The purpose of the Amended 2009 ESPP is to provide employees with an opportunity to purchase our common stock through accumulated payroll deductions.

Administration. The Amended 2009 ESPP may be administered by our Board of Directors, the Compensation Committee or another committee appointed by the Board. All questions of interpretation or application of the Amended 2009 ESPP are determined by our Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants. Our Board of Directors or its appointed committee may, without regard to whether participant rights may be considered to have been adversely affected, change the Offering Periods (as defined below), limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than US dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, establish reasonable

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waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as our Board of Directors or its appointed committee determines in its sole discretion advisable which are consistent with the Amended 2009 ESPP.

Eligibility. Each of our employees (including officers) whose customary employment with us is at least 20 hours per week and who are employed by us at least one day before the enrollment date of an Offering Period will be eligible to participate in such Offering Period; provided, however, that no employee shall be granted an option under the Amended 2009 ESPP (i) to the extent that, immediately after the grant, such employee would own capital stock and/or hold outstanding options to purchase such stock representing five percent or more of the voting power or value of our stock, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrue at an amount which exceeds $25,000 worth of common stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. Eligible employees become participants in the Amended 2009 ESPP by filing with us an authorization form authorizing payroll deductions prior to the beginning of each Offering Period unless a later time for filing the authorization form has been set by our Board of Directors. As of April 14, 2015, approximately 317 of our approximately 321 employees will be eligible to participate in the Amended 2009 ESPP. The eligible employees include (i) our six executive officers and (ii) approximately 78 employees at our Swiss subsidiary, Arena Pharmaceuticals GmbH.

Participation in an Offering. The Amended 2009 ESPP is implemented by consecutive, overlapping offering periods lasting for 24 months (an “Offering Period”), with a new Offering Period commencing on the first trading day on or after January 1, April 1, July 1 and October 1 of each year, or on such other date as our Board of Directors or the Compensation Committee may determine. Common stock may be purchased under the Amended 2009 ESPP every three months (a “Purchase Period”), unless the participant withdraws or terminates employment earlier. To the extent the fair market value of our common stock on the enrollment date of a new Offering Period is lower than the fair market value of our common stock on the enrollment date of the immediately preceding Offering Period, then all participants in the immediately preceding Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their options on the exercise date immediately preceding the new Offering Period and automatically re-enrolled in the new Offering Period as of the first day thereof. To participate in the Amended 2009 ESPP, each eligible employee must authorize payroll deductions pursuant to the Amended 2009 ESPP. Such payroll deductions may not exceed 15% of a participant’s compensation.

Once an employee becomes a participant in the Amended 2009 ESPP, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Amended 2009 ESPP or the employee’s employment with us terminates. At the beginning of each Offering Period, each participant is automatically granted an option to purchase shares of our common stock. The option expires at the end of the Offering Period or upon termination of employment, whichever is earlier, but is exercised at the end of each Purchase Period to the extent of the payroll deductions accumulated during such Purchase Period. The number of shares subject to the option may not exceed 625 shares of our common stock in each Purchase Period.

Purchase Price; Shares Purchased. Shares of our common stock may be purchased under the Amended 2009 ESPP at a price equal to 85% of the lesser of the fair market value of our common stock on the (i) the first trading day of each Offering Period or (ii) the last trading day of each Purchase Period (the “Purchase Price”). The “fair market value” of our common stock on any relevant date will generally be the closing price per share as quoted on the NASDAQ Stock Market on such date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported). The number of shares of our common stock a participant purchases in each Purchase Period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that Purchase Period by the Purchase Price. On April 14, 2015, the closing price of our common stock as reported on the NASDAQ Global Select Market was $4.49 per share.

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Restrictions on Transfer. Rights granted under the Amended 2009 ESPP are not transferable and may be exercised only by the person to whom such rights are granted.

Termination of Employment. Termination of a participant’s employment for any reason, including disability or death, or the failure of the participant to remain in our continuous scheduled employ for at least 20 hours per week, cancels his or her option and participation in the Amended 2009 ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Amended 2009 ESPP.

Adjustment upon Change in Capitalization. In the event of any stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination, reclassification or other change in our capital structure effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Amended 2009 ESPP, the number of shares of stock subject to options outstanding under the Amended 2009 ESPP and the exercise price of any such outstanding options, and the maximum number of shares that each participant may purchase during each Purchase Period. Any such adjustment shall be made by our Board of Directors or its appointed committee, whose determination shall be final, binding and conclusive.

Dissolution or Liquidation. In the event of a dissolution or liquidation, the Offering Period then in progress will be shortened and a new exercise date will be set.

Merger or Asset Sale. In the event we merge with or into another corporation or a sale of all or substantially all of our assets, each outstanding option may be assumed or substituted by the successor corporation. If the successor corporation refuses to assume or substitute the outstanding options, any Offering Periods then in progress will be shortened and a new exercise date will be set.

Amendment and Termination of the Plan. Our Board of Directors may at any time terminate or amend the Amended 2009 ESPP. An Offering Period may be terminated by our Board of Directors at the end of any Purchase Period if the Board determines that termination of the Offering Period or the Amended 2009 ESPP is in the best interests of the company and our stockholders. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders’ meeting, if such amendment would require stockholder approval to comply with Section 423 of the Internal Revenue Code, or Code, stock exchange rules or other applicable law. Unless terminated earlier, the Amended 2009 ESPP will terminate when terminated by our Board of Directors.

Withdrawal. Generally, a participant may withdraw from an Offering Period at any time without affecting his or her eligibility to participate in future Offering Periods. However, once a participant withdraws from a particular offering, that participant may not participate again in the same offering.

Federal Tax Information for the Amended 2009 ESPP. The Amended 2009 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. A participant is taxed on amounts withheld for the purchase of shares as if such amounts were actually received (in other words, purchases are made with after-tax dollars). Other than this, no income will be taxable to a participant until the shares purchased under the Amended 2009 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period.

If the shares sold or disposed of have been held more than one year from the date of transfer of the stock to the participant and more than two years from the first day of the Offering Period, or in the event of a participant’s death (whenever occurring), then the participant (or, if applicable, the participant’s beneficiary) will recognize ordinary income equal to the lesser of (i) 15% of the value of the shares as of the first day of the Offering Period, or (ii) the excess of the value of the shares at the time of such sale or disposition over the price to the participant. Any additional gain or loss will be treated as long-term capital gain or loss.

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If the shares sold or disposed of have not been held for the respective one or two year required holding periods, then the participant will recognize ordinary income generally measured as the excess of the value of the shares on the date the shares are purchased over the price to the participant. Any additional gain or loss on such sale or disposition will be long- or short-term capital gain or loss, depending on the holding period. We are not entitled to a deduction for amounts taxed to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

The foregoing is only a summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the Amended 2009 ESPP. In addition, this summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Reference should be made to the applicable provisions of the Code for more complete details.

New Plan Benefits (Amended 2009 ESPP Benefits)

Participation in the Amended 2009 ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. In addition, our Board of Directors and the Compensation Committee have not granted any options under the Amended 2009 ESPP that are subject to stockholder approval of this Proposal 2. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended 2009 ESPP are not determinable. Our non-employee directors will not be eligible to participate in the Amended 2009 ESPP.

Plan Benefits (2009 ESPP Benefits)

The following table sets forth, for each of the individuals and the various groups indicated, the total number of shares of our common stock that have been purchased under the 2009 ESPP since its approval by our stockholders at our 2012 Annual Meeting of Stockholders through April 14, 2015.

2009 ESPP
Name and position	Number of shares
Jack Lief President, Chief Executive Officer and Director	6,579
Robert E. Hoffman Senior Vice President, Finance and Chief Financial Officer	7,180
Dominic P. Behan, Ph.D., D.Sc. Executive Vice President, Chief Scientific Officer and Director	0
William R. Shanahan, Jr., M.D., J.D. Senior Vice President and Chief Medical Officer	0
Steven W. Spector, J.D. Executive Vice President, General Counsel and Secretary	4,157
All current executive officers as a group	17,916
All current directors who are not executive officers as a group	0	*
Each nominee for election as a director:
Jack Lief	6,579
Dominic P. Behan, Ph.D., D.Sc.	0
Donald D. Belcher	0	*
Scott H. Bice	0	*
Harry F. Hixson, Jr., Ph.D.	0	*
Tina S. Nova, Ph.D.	0	*
Phillip M. Schneider	0	*
Christine A. White, M.D.	0	*
Randall E. Woods	0	*

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Name and position	Number of shares
Each associate of any executive officers, current directors or director nominees	0
Each other person who received or is to receive 5% of purchase rights	0
All employees, including all current officers who are not executive officers, as a group	964,905

*	As described above, non-employee directors are not eligible to participate in the employee stock purchase plan.

The following table summarizes our compensation plans under which our equity securities are authorized for issuance at December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	19,457,054	*	$4.27	22,022,642	**
Equity compensation plans not approved by security holders	0			0

Total	19,457,054	*	$4.27	22,022,642	**

*	Includes stock options to purchase 15,830,770 shares of our common stock with a per share weighted-average exercise price of $5.25. Also includes (i) 676,284 restricted stock unit awards with no exercise price and (ii) 1,475,000 performance restricted stock unit awards with no exercise price. In the aggregate, the target number of shares of common stock that may be earned under the performance restricted stock unit awards is 1,475,000; however, the actual number of shares that may be earned ranges from 0% to 200% of such amount, and this table reflects 200%.

**	Includes 596,574 shares of common stock available for future issuance under our 2009 ESPP. Stock options and stock appreciation rights granted under our 2013 Long-Term Incentive Plan, or 2013 LTIP, reduce the available number of shares under our 2013 LTIP by 1 share for every share issued while awards other than stock options and stock appreciation rights granted under our 2013 LTIP reduce the available number of shares by 1.25 shares for every share issued. In addition, shares that are released from awards granted under any of our prior long-term incentive plans or the 2013 LTIP because the awards expire, are forfeited or are settled for cash will increase the number of shares available under our 2013 LTIP by 1 share for each share released from a stock option or stock appreciation right and by 1.25 shares for each share released from a restricted stock award or restricted stock unit award. Each share we withhold to satisfy any tax withholding obligation with respect to an award other than an option or stock appreciation right under any of our prior long-term incentive plans or the 2013 LTIP will increase the share reserve by 1.25 shares.

In 2003, we set up a deferred compensation plan for our executive officers, whereby they may elect to defer their shares of restricted stock. At December 31, 2014, a total of 79,169 shares of restricted stock were in the plan. All of the shares contributed to this plan were previously granted to such officers under an equity compensation plan approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED 2009 ESPP.

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ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

At our 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. Our Board of Directors has adopted a policy that is consistent with that preference. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest of professional levels and to contribute to our growth and success.

We urge stockholders to read the below “Compensation Discussion and Analysis,” as well as the related compensation tables and narrative that follow such section, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Our Board of Directors and the Compensation Committee believe that our compensation policies and practices are effective in implementing our compensation philosophy and in helping us achieve our strategic goals.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Arena Pharmaceuticals, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and our Board of Directors and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires a majority of the votes cast by stockholders entitled to vote on the proposal voting “FOR” approval. Abstentions and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS

DISCLOSED IN THIS PROXY STATEMENT.

Compensation and Other Information

Concerning Executive Officers, Directors and Certain Stockholders

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2015, by:

•	Each person, group or entity who is the beneficial owner of 5% or more of our common stock;

•	Each director and nominee for director;

•	Our Named Executive Officers (as defined below in “Compensation Discussion and Analysis”); and

•	All directors and executive officers as a group.

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Unless otherwise indicated in the footnotes below, the address for the beneficial owners listed in this table is in care of Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121. This table is based on information supplied by executive officers, directors and principal stockholders and Schedules 13D, 13G and other filings made with the SEC on or before March 31, 2015. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that the stockholders named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 242,003,341 shares of common stock outstanding on March 31, 2015, as adjusted as required by the rules promulgated by the SEC. This table includes shares issuable pursuant to stock options and other rights to purchase shares of our common stock exercisable within 60 days of March 31, 2015.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Total
Wellington Management Company, LLP (1)	29,101,919	12.03%
BlackRock, Inc. (2)	15,295,845	6.32%
The Vanguard Group (3)	13,894,611	5.74%
Jack Lief (4)	2,060,061	*
Dominic P. Behan, Ph.D., D.Sc. (5)	1,325,500	*
Steven W. Spector, J.D. (6)	845,891	*
William R. Shanahan, Jr., M.D., J.D. (7)	572,500	*
Harry F. Hixson, Jr., Ph.D. (8)	310,572	*
Robert E. Hoffman (9)	304,324	*
Donald D. Belcher (10)	296,424	*
Christine A. White, M.D. (11)	275,721	*
Phillip M. Schneider (12)	231,277	*
Scott H. Bice (13)	180,580	*
Tina S. Nova, Ph.D. (14)	154,000	*
Randall E. Woods (15)	146,009	*
All directors and executive officers as a group (13 persons) (16)	6,885,359	2.78%

*	Less than one percent

(1)	Wellington Management Company, LLP, had shared voting power with respect to 20,558,603 shares and shared dispositive power with respect to 29,101,919 shares. The principal business office of Wellington Management Company, LLP, is 280 Congress Street, Boston, Massachusetts 02210.

(2)	BlackRock, Inc., had sole voting power with respect to 14,810,705 shares. The principal business office of BlackRock, Inc., is 40 East 52nd Street, New York, New York 10022.

(3)	The Vanguard Group had sole voting power with respect to 301,690 shares, sole dispositive power with respect to 13,614,121 shares and shared dispositive power with respect to 280,490 shares. The principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Includes 1,567,250 shares issuable to Mr. Lief upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.

(5)	Includes 880,000 shares issuable to Dr. Behan upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.

(6)	Includes 780,001 shares issuable to Mr. Spector upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.

(7)	Includes 560,000 shares issuable to Dr. Shanahan upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.

(8)	Includes 246,424 shares issuable to Dr. Hixson upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.

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(9)	Includes 282,500 shares issuable to Mr. Hoffman upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.

(10)	Includes 246,424 shares issuable to Mr. Belcher upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.

(11)	Includes 255,721 shares issuable to Dr. White upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.

(12)	Includes 221,277 shares issuable to Mr. Schneider upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.

(13)	Includes 175,680 shares issuable to Mr. Bice upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.

(14)	Includes 154,000 shares issuable to Dr. Nova upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.
(15)	Includes 145,009 shares issuable to Mr. Woods upon the exercise of stock options that are exercisable within 60 days of March 31, 2015.
(16)	Includes 5,684,286 shares issuable upon the exercise of stock options held by our directors and executive officers that are exercisable within 60 days of March 31, 2015.

Executive Officers

Our executive officers are appointed by our Board of Directors and serve at the discretion of our Board. The following table sets forth information as of March 31, 2015, regarding our executive officers.

Name	Age	Position
Jack Lief	69	President and Chief Executive Officer
Craig M. Audet, Ph.D.	51	Senior Vice President, Operations and Head of Global Regulatory Affairs
Dominic P. Behan, Ph.D., D.Sc.	51	Executive Vice President and Chief Scientific Officer
Robert E. Hoffman	49	Senior Vice President, Finance and Chief Financial Officer
William R. Shanahan, Jr., M.D., J.D.	66	Senior Vice President and Chief Medical Officer
Steven W. Spector, J.D.	50	Executive Vice President, General Counsel and Secretary

See “ELECTION OF DIRECTORS (PROPOSAL 1)” for biographical information regarding Mr. Lief and Dr. Behan, who are also directors nominated for reelection at our 2015 Annual Meeting.

Craig M. Audet, Ph.D., has served as our Senior Vice President, Operations and Head of Global Regulatory Affairs since June 2012. Dr. Audet served as our Vice President, Global Regulatory Affairs from June 2011 to June 2012 and as our Vice President, Regulatory Affairs from April to June 2011. Dr. Audet has approximately 30 years of experience in global pharmaceutical and medical device registration and marketing support activities, and extensive experience with clinical trials, registrations, labeling development, product defense, business development and promotion and advertising activities. From December 2003 to August 2010, Dr. Audet served in various positions, and most recently as Vice President, US Regulatory Affairs, for Sanofi-Aventis, US, a pharmaceutical company, where he built and lead a department of 40 regulatory professionals. Dr. Audet served in various positions, and most recently as Senior Director, Global Therapeutic Area Leader, for the Pfizer Pharmaceuticals Group of Pfizer, Inc., a pharmaceutical company, from March 1998 to December 2003. Dr. Audet also served as Adjunct Associate Professor in the School of Pharmacy Graduate Program in Quality Assurance/Regulatory Affairs at Temple University from 2002 to 2011. Dr. Audet holds a BS in Biology/Pre-Medicine from Boston College, and a Ph.D. from Walden University.

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Robert E. Hoffman has served as our Senior Vice President, Finance and Chief Financial Officer since June 2012. Mr. Hoffman served as our Vice President, Finance and Chief Financial Officer from August 2011 to June 2012 and previously from December 2005 to March 2011; our Vice President, Finance and Chief Accounting Officer from June 2004 to December 2005; our Vice President, Finance from April 2000 to June 2004; and as our Controller from August 1997 to April 2000. From March 2011 to August 2011, Mr. Hoffman served as Chief Financial Officer for Polaris Group, a biopharmaceutical company. Mr. Hoffman is a member of the board of directors of CombiMatrix Corporation, a molecular diagnostics company, Kura Oncology, Inc., a biopharmaceutical company, and MabVax Therapeutics Holdings, Inc., a biopharmaceutical company. Mr. Hoffman also serves as a member of the Financial Accounting Standards Board’s Small Business Advisory Committee and the steering committee of the Association of Bioscience Financial Officers. In addition, Mr. Hoffman is a member and a former director and President of the San Diego Chapter of Financial Executives International. Mr. Hoffman holds a B.B.A. from St. Bonaventure University, and is licensed as a C.P.A. (inactive) in the State of California.

William R. Shanahan, Jr., M.D., J.D., has served as our Senior Vice President and Chief Medical Officer since June 2010. Dr. Shanahan served as our Vice President and Chief Medical Officer from March 2004 to June 2010. Dr. Shanahan served as Chief Medical Officer for Tanox, Inc., a biopharmaceutical company, from 2000 to March 2004; in various positions at Isis Pharmaceuticals, Inc., a biopharmaceutical company, from 1994 to 2000, most recently as Vice President, Drug Development; as Director, Clinical Research for Pfizer Central Research, a pharmaceutical company, from 1989 to 1994; and in various positions at Searle Research & Development, a pharmaceutical company subsequently acquired by Pfizer, from 1986 to 1989, most recently as Director, Clinical Research. Dr. Shanahan holds an A.B. from Dartmouth College, an M.D. from the University of California, San Francisco and a J.D. from Loyola University, Chicago.

Steven W. Spector, J.D., has served as our Executive Vice President and General Counsel since February 2012. Mr. Spector served as our Senior Vice President and General Counsel from June 2004 to February 2012, and as our Vice President and General Counsel from October 2001 to June 2004. Mr. Spector has also served as our Secretary since November 2001. Mr. Spector is a member of the board of directors and a former President of the Association of Corporate Counsel, San Diego. Prior to joining Arena, Mr. Spector was a partner with the law firm of Morgan, Lewis & Bockius LLP, where he worked from 1991 to October 2001. Mr. Spector was our outside corporate counsel from 1998 to October 2001. Mr. Spector holds a B.A. and a J.D. from the University of Pennsylvania.

Compensation Discussion and Analysis

This section provides an overview and analysis of our compensation program and policies, decisions we have made under such program and policies, and our rationale for such decisions with respect to 2014 for the following individuals, whom we refer to as our Named Executive Officers: Messrs. Lief, Hoffman and Spector, and Drs. Behan and Shanahan. Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned or paid in 2014 to these individuals. The below discussion is intended to help you understand the detailed information provided in those tables and to put that information into context with our overall compensation program for our Named Executive Officers.

Executive Summary

Our compensation program is intended to align our Named Executive Officers’ interests with those of our stockholders by incentivizing and rewarding performance. Our Named Executive Officers’ total compensation is comprised of different components, including base salary, cash incentives and stock-based compensation. Consistent with our pay-for-performance philosophy, the Compensation Committee links the compensation of our Named Executive Officers to performance by emphasizing equity compensation opportunities and cash incentives. Also consistent with this philosophy, the total compensation received by our Named Executive Officers will vary from year to year and among our Named Executive Officers based on corporate and individual performance, including as measured against annual goals that are pre-established by the Compensation Committee.

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Reflective of our pay-for-performance philosophy, the fair value of our Named Executive Officers’ 2014 equity grants was approximately 26% lower than for their 2013 equity grants in the aggregate (and approximately 27% lower for our Chief Executive Officer), and the total direct compensation (which is the sum of salary, earned short-term cash incentives, and the grant date fair value of equity awards) of our Named Executive Officers for 2014 was approximately 18% lower than for 2013 in the aggregate (and nearly 20% lower for our Chief Executive Officer).

Our executive compensation program is intended to reflect our relatively recent corporate development from a purely research and development stage company to a company with a marketed product. In June 2012, the US Food and Drug Administration, or FDA, approved our first drug, BELVIQ (lorcaserin HCI), subject to final scheduling by the US Drug Enforcement Administration, and, in June 2013, BELVIQ became commercially available to patients in the United States. Before the FDA approval, we did not know whether or when BELVIQ would be approved, and most of the Compensation Committee’s decisions regarding our executive compensation program in effect prior to such approval were oriented around focusing our efforts on the approval of BELVIQ.

At the end of 2012, the Compensation Committee reviewed the entire compensation program for our Named Executive Officers to support this new stage of corporate development. As a result of this review, the Compensation Committee made several changes to our compensation program, including increases (beginning in January 2013) in base salaries for our Named Executive Officers for the first time since January 2009; increases in the cash incentive opportunities for our Named Executive Officers under our Annual Incentive Plan; and changes to the mix and timing of equity compensation provided to our Named Executive Officers to further emphasize performance-based compensation. For 2013, the committee moved from granting stock options as 100% of the equity component of executive compensation to a mix of equity compensation that included stock options, a performance restricted stock unit, or PRSU, award (which vests, if at all, depending on our relative stock performance versus a biotech industry index over a three-year period) and a restricted stock unit, or RSU, award. The committee also determined to split the expected annual equity compensation into two grant periods: granting PRSUs in the early part of the year, and waiting until near the end of the year to grant options and RSUs in connection with evaluating annual performance.

In determining the compensation program for our Named Executive Officers for 2014, in late 2013, the Compensation Committee engaged its outside compensation consultant in considering whether to make any changes from the 2013 compensation program. The Compensation Committee viewed the 2013 program as operating appropriately, and, consistent with such consultant’s recommendation, the Compensation Committee determined to continue the same overall program design for 2014, as well as into 2015.

The Compensation Committee established goals for 2014 that we believed were important for potentially creating longer-term stockholder value. We achieved 79% of these goals during 2014, including with respect to BELVIQ (advancing related development programs, entering into a new collaboration for Israel, and making progress in enhancing the supply chain), prioritizing our research and development programs, managing our financial resources, and advancing other research and development programs. We also made progress towards other goals that were not achieved, including the goal of gaining regulatory approval of BELVIQ outside of the United States. BELVIQ has now been approved for marketing in South Korea, but no credit was given for this goal as it was not achieved until shortly after the end of 2014.

Our Compensation Committee generally does not have a specific target amount of compensation for individual Named Executive Officers relative to a peer group of companies, but it considers peer data for purposes of assessing the competitiveness of the executive compensation program. An individual Named Executive Officer may earn more or less than the market median depending on factors described below, including the individual’s experience and background, role, and past and future performance.

With respect to 2014, the overall compensation program for our Named Executive Officers was essentially at the market median for total direct compensation of a peer group of similar companies, with Mr. Lief’s total direct compensation being approximately 16.5% below the market median for chief executive officer compensation. In addition, the total direct compensation of our Named Executive Officers for 2014 was

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approximately 18% lower than for 2013, and included a reduced number of stock options, RSUs and PRSUs granted to such officers in 2014 as compared to 2013, and illustrates the pay-for-performance alignment in our compensation program. The fair value of equity granted in 2014 was lower than the fair value of equity granted in 2013 in recognition of both failing to achieve all 2014 goals and a lower year-over-year stock price. Also, over half of executive officer equity grant value since 2013 has been in PRSUs that measure relative total stockholder return, or TSR, versus an index over three years, and it appears increasingly possible that these past PRSU grants will be forfeited unearned for failing to achieve the relative minimum TSR threshold (although the performance period is not yet complete). The Compensation Committee views maintaining the formulaic outcome of the awards as pay-for-performance and did not adjust the compensation program in any way in 2014 as a response or to compensate for such possible forfeitures.

The compensation program for our Named Executive Officers includes other aspects that the Compensation Committee views as consistent with good corporate governance, including having a “clawback” policy to seek repayment of incentive-based compensation in the event we experience certain accounting restatements, having stock ownership guidelines to promote executive stock ownership, prohibiting speculative and short-term trading, including double-trigger mechanisms in change-in-control arrangements, and not providing for gross-ups.

At our 2014 Annual Meeting of Stockholders, approximately 89.4% of the votes cast on the say-on-pay proposal voted in support of the compensation paid to our named executive officers for 2013. While this vote was only advisory and not binding, the Compensation Committee considered the results of the vote in the context of our overall compensation philosophy, as well as our compensation policies, decisions and performance. The Compensation Committee believes that this 2014 stockholder vote generally endorsed our compensation philosophy and the decisions made for 2013, taking below-median relative stockholder return into account. After reflecting on this vote, as well as the manner in which the PRSUs and options are becoming less likely to deliver value without strong TSR, the Compensation Committee decided that no changes to its fundamental compensation policies were advisable for the end of 2014 or the beginning of 2015. The Compensation Committee believes that its decisions for 2014 compensation, including to continue emphasizing performance-based cash and performance-based equity compensation, as well as paying less incentive compensation during the year, are consistent with our pay-for-performance philosophy and align the interests of our executive officers and our stockholders.

Compensation Philosophy, Objectives and Development

Our overall compensation philosophy and objective is to maintain a compensation program for our Named Executive Officers that helps us attract, motivate and retain qualified individuals to perform at the highest of professional levels and to contribute to our growth and success, which we believe will result in enhancing stockholder value. The compensation program for our Named Executive Officers is designed to provide them with compensation opportunities that are tied to our overall corporate performance, as well as their individual performance. Their compensation includes three key elements: (i) base salary; (ii) performance-based cash incentives; and (iii) a mix of stock-based compensation. Our Named Executive Officers are also entitled to health and welfare benefits, and, as described below, they may be entitled to receive additional benefits upon termination of their employment.

The main principles of our compensation strategy include the following:

•	Compensation decisions are driven by a pay-for-performance philosophy;

•	Compensation should reflect corporate and individual performance; and

•	Higher compensation can be earned through an individual’s and the company’s extraordinary performance both before incentives are granted and after they are granted.

Our Compensation Committee generally does not target the amount of compensation for our Named Executive Officers relative to a peer group of companies, but it does consider peer data for purposes of assessing

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the competitiveness of the executive compensation program. An individual Named Executive Officer may earn more or less than the market median depending on factors described below, including the individual’s experience and background, role, and past and future performance. With respect to 2014, the overall compensation program for our Named Executive Officers in total was essentially at the market median of a peer group of similar companies, with our Chief Executive Officer approximately 16.5% below the market median.

The Compensation Committee may consult with compensation consultants, legal counsel and other advisors in designing our compensation program, including in evaluating the competitiveness of individual compensation packages and in relation to our performance goals.

Program Development and Role of Compensation Committee, Compensation Consultants and Management

As part of the process for setting the compensation of our Named Executive Officers, our Chief Executive Officer provides the Compensation Committee with his performance assessments of the company and these individuals. He also recommends to the Compensation Committee base salaries, cash incentive opportunities, cash incentive awards and stock-based compensation for our Named Executive Officers other than himself. The Compensation Committee can accept, reject or modify such recommendations in its discretion. The Compensation Committee also considers the recommendations and views of its independent compensation consultant, peer company data, and factors such as the past, current and expected contributions of each Named Executive Officer, our corporate performance, global economic conditions, the mix of compensation that would be most appropriate for each Named Executive Officer and such officer’s particular responsibilities, experience, level of accountability and decision authority.

The Compensation Committee meets regularly in executive session without management. Various members of management, including our Chief Executive Officer, Chief Financial Officer and General Counsel, attend committee meetings, and they and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise attend the meetings. Our General Counsel also serves as the Secretary for Compensation Committee meetings, but is not present for executive session discussions. Our Chief Executive Officer is not present during the Compensation Committee’s deliberations or determinations regarding his compensation.

The Compensation Committee has retained Frederic W. Cook & Co., Inc., or FWC, as its compensation consultant from time to time. FWC reports directly to the Compensation Committee and takes its direction from the Chair of the Compensation Committee, working with management on select issues under the Compensation Committee’s oversight.

Following the June 2012 approval of BELVIQ, the Compensation Committee engaged FWC in 2012 to help conduct an overall review of our executive officer compensation program in anticipation of our transition from a purely research and development stage company to a research and development company with a marketed product. As described below, the Compensation Committee followed FWC’s recommendation to alter the timing and mix of equity compensation granted to our Named Executive Officers for 2013, and, again following FWC’s recommendation, the committee continued the updated compensation program for 2014.

The Compensation Committee retained FWC in 2013 and 2014 to review and provide data, context, and advice regarding executive officer compensation, non-employee director compensation, our peer group, company-wide equity compensation budgets, our employee stock purchase plan, and to assist with compensation risk assessments.

Peer Groups Used in Program Development

Early 2014 Peer Group

In the last quarter of 2013, the Compensation Committee changed our peer group to the group of companies set forth below based on, among other considerations, the objective size criteria, including industry,

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financial size, market capitalization value, and drug development and commercialization stage. (We refer to this peer group as the “Early 2014 Peer Group.”) At that time, these companies had market capitalizations of between $625 million and $4.5 billion, with a median market capitalization of $1.3 billion. Our market capitalization at such time was $1.4 billion. This peer group was considered for early 2014 executive compensation program decisions, including determining increases in base salary that took effect at the start of 2014, as well as determining how the 2014 PRSUs compared to the market data.

Acorda Therapeutics, Inc.	Aegerion Pharmaceuticals, Inc.	Alnylam Pharmaceuticals, Inc.
ARIAD Pharmaceuticals, Inc.	Avanir Pharmaceuticals, Inc.	Exelixis, Inc.
Halozyme Therapeutics, Inc.	Idenix Pharmaceuticals, Inc.	ImmunoGen, Inc.
Ironwood Pharmaceuticals, Inc.	Isis Pharmaceuticals, Inc.	Lexicon Pharmaceuticals, Inc.
Nektar Therapeutics	NPS Pharmaceuticals, Inc.	Optimer Pharmaceuticals, Inc.
Orexigen Therapeutics, Inc.	Theravance, Inc.	VIVUS, Inc.

Late 2014 Peer Group

In the last quarter of 2014, the Compensation Committee updated the Early 2014 Peer Group to remove Idenix Pharmaceuticals, Inc., and Optimer Pharmaceuticals, Inc., because they were acquired by other companies. We refer to this new peer group, consisting of the remaining companies of the Early 2014 Peer Group, as the “Late 2014 Peer Group.” At that time, these companies had market capitalizations of between $498 million and $4.1 billion, with a median market capitalization of $1.03 billion. Our market capitalization at such time was $1.02 billion. The Late 2014 Peer Group was considered in reviewing our executive compensation program, including in determining the stock option and RSU grants and providing context for the size of the earned cash incentive awards for 2014.

Compensation Consultant Conflicts of Interest Analysis

The Compensation Committee has determined that the work of FWC and the individual compensation advisors employed by FWC does not create any conflict of interest. In making that determination, the Compensation Committee took into consideration the following factors: (i) the provision of other services to Arena by the consultant; (ii) the amount of fees Arena paid the consultant as a percentage of the consultant’s total revenue; (iii) the consultant’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant or the individual compensation advisors employed by the consultant with an Arena executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any Arena stock owned by the consultant or the individual compensation advisors employed by the consultant.

Elements of Our Compensation Program

1. Base Salary

The purpose of base salary is to provide fixed compensation to attract and retain an employee with the qualifications desired for the particular position. The base salary for any particular Named Executive Officer depends on various factors, such as the individual’s responsibilities and position, the individual’s past performance and expected future contribution, the individual’s overall mix of base salary, performance-based cash incentives and stock-based compensation, the individual’s experience and background, our corporate performance and the individual’s historical base salary. In early 2014, the Compensation Committee approved increases in base salary for 2014 of 3% for Mr. Lief and approximately 5% for each of our other Named Executive Officers. The increases were to reflect expected market movement during 2014, and, while not targeting compensation of peers, the increased salaries essentially kept individuals even with their relative position versus other drug development companies. The increases in salary were, therefore, intended to send a neutral signal to our Named Executive Officers about performance, with the other pay elements of our compensation program potentially resulting in a significant decrease in compensation based on our corporate performance.

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2. Performance-based Cash Incentives

Under the Annual Incentive Plan for 2014, each participant was assigned an incentive target that was expressed as a percentage of annual base salary, and the participant’s actual incentive award would be based on the level of achievement of pre-established goals, the quality of such achievement, the participant’s role in goal achievement and the weighting of the goals. All participants’ potential incentive awards were based on the same corporate goals, which we believed would align the interests of our executive officers with one another and with our stockholders. The corporate goals were intended to reflect a mix of short-term (less than one year) and long-term (one year or more) performance objectives, and the relative weighting of the goals was intended to reflect our corporate priorities. The corporate goals were approved by the Compensation Committee after taking into account the views and recommendations of our Board of Directors (which includes our Chief Executive Officer).

The maximum potential incentive award under the Annual Incentive Plan for 2014 was 150% of the targeted award amount for extraordinary goal achievement in 2014. Consistent with its decisions over the last few years, the Compensation Committee did not establish individual goals for the participants in the Annual Incentive Plan for 2014 to continue focusing the participants on the corporate goals.

Mr. Lief’s incentive target under the Annual Incentive Plan for 2014 was expressed as 65% of his annual base salary, and the other Named Executive Officers had incentive targets expressed as 50% of their annual base salaries, which were the same incentive target percentages as in 2013. The Compensation Committee considered that if 100% of the goals under the Annual Incentive Plan were achieved, then the aggregate total annual cash compensation of our Named Executive Officers would be higher than the Early 2014 Peer Group median but less than the 75th percentile.

Our 2014 corporate goals, and the weighting and achievement of such goals, are described as follows:

Corporate Goals	Weighting	Achievement
Gain regulatory approval of BELVIQ in an additional country	10%	0%
Timely begin clinical trial of lorcaserin for smoking cessation	10%	10%
Manufacture clinical trial supply and complete clinical trials for once-a-day lorcaserin	10%	10%
Establish new collaboration or similar arrangement for BELVIQ	10%	10%
Advance supply chain security, including enter agreement with respect to second site manufacturing	10%	10%
Evaluate and prioritize research and development programs and related actions	10%	10%
End 2014 with a cash balance equal to or greater than our plan	5%	0%
Manage expenditures consistent with our plan	5%	5%
Progress information technology and the Arena group’s further integration on budget and time	5%	5%
Additional development progress	15%	9%
Research progress	10%	10%

Total	100%	79%

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In determining that 79% of our 2014 corporate goals was achieved, the Compensation Committee considered the following:

Corporate Goals	Considerations for Achievement
Gain regulatory approval of BELVIQ in an additional country

    We did not gain regulatory approval of BELVIQ outside of the United States in 2014. Although regulatory approval of BELVIQ in South Korea did occur shortly after the end of the year, this achievement was not considered to have met this goal because it not occur in 2014.

Timely begin clinical trial of lorcaserin for smoking cessation	In 2014, we initiated and completed a 12-week, randomized, double-blind, placebo-controlled trial that assessed the efficacy and safety of lorcaserin as a potential aid to smoking cessation.

Manufacture clinical trial supply and complete clinical trials for once-a-day lorcaserin	We manufactured clinical trial supply and completed dosing in two Phase 1 clinical trials to determine the pharmacokinetic properties and bioequivalence of the selected once-daily formulation.

Establish new collaboration or similar arrangement for BELVIQ

    We entered into a marketing and supply agreement for BELVIQ with Teva Pharmaceutical Industries Limited’s local Israeli subsidiary, Abic Marketing Limited, under which we granted Abic the rights to market and distribute BELVIQ in Israel for weight loss or weight management in obese and overweight patients, subject to regulatory approval.

Advance supply chain security, including enter agreement with respect to second site manufacturing

    With respect to advancing our supply chain security, we entered into an agreement for a second site for manufacturing finished drug product for BELVIQ, and presented an updated supply chain strategy to our Board of Directors.

Evaluate and prioritize research and development programs and related actions	We further evaluated and prioritized our research and development program and made progress in implementing our updated strategy.

End 2014 with a cash balance equal to or greater than our plan	We ended 2014 with a cash balance that was lower than the plan approved by our Board of Directors.

Manage expenditures consistent with our plan	We managed expenditures consistent with the plan approved by our Board of Directors.

Progress information technology and the Arena group’s further integration on budget and time

    We progressed on budget and on time a project with respect to our wholly owned Swiss subsidiary, Arena Pharmaceuticals GmbH, to, among other things, further integrate our information technologies and other business operations and prepare our processes for possible business growth. Arena Pharmaceuticals GmbH’s operations include operating our finished drug product manufacturing facility.

Additional development progress

    We advanced our development programs, including initiating and completing a Phase 1b multiple ascending dose clinical trial for APD334, an oral drug candidate that targets the sphingosine 1-phosphate subtype 1 (S1P1) receptor for the potential treatment of autoimmune diseases. Due to their favorable view of the results, the Compensation Committee allocated an additional 1.5% to such goal (which was initially weighted with 7.5%) for the determination of overall goal attainment. In 2014, we did not, however, complete dosing in our Phase 1a clinical trial for APD371, an orally available agonist of the CB2 receptor we are exploring for several potential indications, including pain and fibrotic diseases.

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Corporate Goals	Considerations for Achievement

Research progress

    We advanced earlier-stage programs in our pipeline, which the Compensation Committee and our Board of Directors believe is strategically important to our long-term plan of identifying and advancing multiple drug candidates.

In determining cash incentive awards for 2014, the Compensation Committee considered the level and quality of goal achievement and the relative weighting of the goals, and, in early 2015, the committee approved cash incentive awards for our Named Executive Officers. The Committee does not target a particular percentile, but it had Late 2014 Peer Group data that showed the incentive awards would result in actual cash compensation that was essentially consistent with the peer median for our Named Executive Officers, including our Chief Executive Officer.

The below “Grants of Plan-Based Awards” table shows the target and maximum incentives that could have been earned under the Annual Incentive Plan, and the awards earned are included in the below “Summary Compensation Table.”

3. Stock-based Compensation

General

We believe that equity grants provide our Named Executive Officers with the opportunity to share in increases, if any, in the value of our common stock and encourage their ownership in our company. We believe that equity grants reinforce a long-term interest in our corporate performance and directly motivate our Named Executive Officers to maximize long-term stockholder value. As described below, the potential realized value of certain grants depends on our stock performance in general or versus an industry index, all of our equity grants utilize vesting and, in the case of stock options, exercisability periods that encourage our Named Executive Officers to continue working for us long term.

The Compensation Committee determines the size and type of equity awards after evaluating various factors applicable at the time of each such grant in their totality, which may include, among other things: each Named Executive Officer’s role and responsibilities and the Compensation Committee’s view of the officer’s individual performance; the prior equity awards granted to such individuals; retentive value of awards; our corporate performance; the value of equity grants; comparative peer data provided by its compensation consultant; and total stockholder return, or TSR.

The exercise prices of our stock options are set at the closing price of our common stock on the date of grant as reported on the NASDAQ Global Select Market (or if there is no closing price on such date, on the last preceding date on which a closing price was reported).

All grants to executive officers require the approval of the Compensation Committee. The Compensation Committee may delegate authority to grant options to a committee of one or more members of our Board of Directors or one or more of our executive officers or a committee of our executive officers. The Compensation Committee has delegated to our Chief Executive Officer the authority to grant stock options to non-executive employees and consultants for up to an aggregate of 250,000 shares each quarter. It is the Compensation Committee’s policy for our Chief Executive officer to report to it any such stock option grants at its next regularly scheduled committee meeting following such grants.

2014 Equity Grants

Following the June 2012 FDA approval of BELVIQ, the Compensation Committee changed the mix and timing of equity awards to our Named Executive Officers to support the company’s next stage of commercialization and development, as well as its expected growth. As diagramed below, instead of granting stock options as the only form of equity compensation for our Named Executive Officers, the committee reduced the number of options that would have otherwise been granted and started to also grant (i) PRSUs, which are

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time and performance based, and (ii) time-based RSUs. The committee also determined that our Named Executive Officers would receive roughly 50% of the total expected annual equity grant in the first quarter of the year (in the form of PRSUs), and would have the opportunity to potentially receive another set of grants (in the form of stock options and RSUs), depending on performance, for roughly 50% of the total expected annual equity grant near the end of the fiscal year. This allows the time-vested portion to be granted once we have had the ability to consider our performance and the results of the previous stockholder vote on our executive compensation.

As described below, the fair value of the PRSUs granted to our Named Executive Officers in March 2014 was between 70% and 77% of the fair value of the aggregate equity granted to our Named Executive Officers in 2014 because the end-of-year option and RSU grants were reduced to recognize a reduced stock price during the year.

Summary of Equity Grant Program

The Compensation Committee believes the mix and timing of these equity awards will help retain and motivate our Named Executive Officers, as well as further align them with our stockholders. Stock options retain and motivate executive officers to build stockholder value over the life of the stock option since stock options deliver value only if our stock price appreciates after grant; time-vested RSUs retain and provide alignment with stockholders’ interest during the vesting term and for so long as the executive officer holds the underlying shares; and relative TSR PRSUs helps to retain and reward our Named Executive Officers for longer-term performance as compared to a broader index of similar drug development investments.

The amount, mix and timing of equity awards going forward will continue to be in the discretion of the Compensation Committee and depend on various factors, including, among other factors, our corporate performance for the year, the total other compensation awarded to our executive officers for that year, compensation paid to comparable executive officers at other companies and other factors described in this section.

Additional Grant Details

The table below sets forth information regarding the target number of shares of common stock that may be earned under the PRSUs the Compensation Committee granted in March 2014 to our Named Executive Officers.

Named Executive Officer	Target Number of Shares Under PRSUs (1)	Grant Date Fair Value	Percentage of Total 2014 Equity Value
Jack Lief	200,000	$1,432,000	69.6%
Robert E. Hoffman	75,000	537,000	75.9%
Dominic P. Behan, Ph.D., D.Sc.	135,000	966,600	77.3%
William R. Shanahan, Jr., M.D., J.D.	75,000	537,000	75.9%
Steven W. Spector, J.D.	135,000	966,600	77.3%

(1)	Represents a target number of shares. The actual number of shares that may vest under the PRSUs may increase or decrease based on actual performance.

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The PRSUs may be earned and converted into our common stock based on the TSR of our common stock relative to the TSR over a three-year period beginning March 1, 2014, of the other companies in the NASDAQ Biotechnology Index as of December 31, 2013. The Compensation Committee chose the NASDAQ Biotechnology Index so that the PRSUs will reward our Named Executive Officers based on objective measurement of the three-year TSR of our stock compared to similar companies in which our stockholders might reasonably be expected to invest (as opposed to our peer group, which includes a smaller number of companies and reflects companies of a similar size with which we compete for talent). The Compensation Committee believes that the larger number of companies in the NASDAQ Biotechnology Index ensures that, in spite of mergers or acquisitions, we will maintain a robust group of companies against which it can measure our TSR. During the three-year performance period, companies added to the NASDAQ Biotechnology Index or cease being publicly traded (other than any that become bankrupt) are not considered part of the index for the comparison, and companies that fall out of the NASDAQ Biotechnology Index, but continue publicly trading, remain part of the index for comparison. Companies that become bankrupt during the three-year performance period remain part of the index for comparison, but with a TSR of negative 100%.

The “PRSU Funding Schedule” depicted above provides the threshold, target and maximum amount of shares of common stock that may be earned as a percentage of the target number of PRSUs, and there is linear interpolation for performance and funding between the relative TSR percentiles shown. Our Named Executive Officers will receive no shares under the PRSUs if our TSR is below the 40th percentile of TSR relative to the other companies in the index. In addition, there is a cap on the number of shares that can be earned equal to six times the grant date fair value of the award, and funding is capped at 100% if the absolute 3-year TSR is negative even if performance is above the median to ensure above-target payouts do not occur from being a relatively high performer in a negative market.

In December 2014, the Compensation Committee granted stock options and RSUs to our Named Executive Officers as the second set of their 2014 annual equity grant. Such equity grants vest 25% per year over four years from the date of grant, and the stock options have a maximum term of seven years. Following is a table setting forth information regarding the number of shares underlying stock options and the RSUs granted in December 2014 to our Named Executive Officers:

Named Executive Officer	Shares Subject to Stock Options	Shares Subject to Restricted Stock Units	Grant Date Fair Value	Percentage of Total 2014 Equity Value
Jack Lief	165,000	55,000	$625,878	30.4%
Robert E. Hoffman	45,000	15,000	170,694	24.1%
Dominic P. Behan, Ph.D., D.Sc.	75,000	25,000	284,490	22.7%
William R. Shanahan, Jr., M.D., J.D.	45,000	15,000	170,694	24.1%
Steven W. Spector, J.D.	75,000	25,000	284,490	22.7%

In determining or evaluating equity grants, the Compensation Committee considers data for the fair value of grants and the grants in terms of option equivalents. The fair values are reflected in tables of this proxy statement and our financial statements. Option equivalents are determined by converting all equity into options with each RSU equivalent to a stock option to purchase three shares of stock (which is a discount to the Black-Scholes valuation of the options to recognize that RSUs have a lower performance requirement than the options), and each target PRSU treated in 2014 as equivalent to 1.5 options based on their relative fair values. Taking into account these ratios, the aggregate target PRSUs, RSUs and stock options granted in 2014 to our Named Executive Officers, as a group, was viewed as equivalent to an aggregate of approximately 1,740,000 option-equivalent shares. The Compensation Committee considered option-equivalent market data (as adjusted to reflect relative capitalization) from the Late 2014 Peer Group that indicated this aggregate grant was approximately 8% below the median aggregate grant of approximately 1,900,000 option shares provided to comparable executive officers as a group.

The Compensation Committee did not target a particular percentile for individual awards, but the individual awards to our Named Executive Officers, with the exception of Mr. Lief, were the median grants

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reflected in the Late 2014 Peer Group for respective positions. The grant date fair value of Mr. Lief’s combined 2014 equity grants was $2,057,878, which was below the median of the Late 2014 Peer Group and the 630,000 option equivalents granted to Mr. Lief in 2014 reflected a grant level that was below the option-equivalent median in the Late 2014 Peer Group. Mr. Lief’s aggregate grant was less than the median aggregate grant for his position because the committee felt that the grant value of the awards was high enough to be motivational and to reward future high performance.

With respect to the fair value of equity granted in 2014 as compared to 2013, the fair value of our Named Executive Officers’ 2014 equity grants was approximately 26% lower than for their 2013 equity grants in the aggregate (and approximately 27% lower for Mr. Lief). In addition, the number of option equivalents that our Named Executive Officers as a group received in 2014 was lower than in 2013.

4. Other Benefits and Post-Termination Compensation

All of our Named Executive Officers, as well as our other regular, full-time US employees, are eligible for a variety of health and welfare benefits. We believe that competitive health and welfare benefits help ensure that we have a productive and focused workforce.

  Paid Time Off

Our regular, full-time US employees can accrue Paid Time Off, or PTO, during the year. In 2012, the Compensation Committee changed our PTO policy to provide that the maximum amount of PTO any employee may accrue is 240 hours. Any of our Named Executive Officers or other employees with more than 240 hours of PTO at the time of such change received a cash payout.

  401(k) Plan and Company Match

Our US employees are eligible to participate in our 401(k) plan beginning on their hire date. Employees may make pre-tax or after-tax (Roth) contributions of up to 50% of gross cash compensation into the plan, up to the annual limit under the Code. Subject to limits under the Code, we match 100% of each of the employee’s contributions, up to a maximum match of 6% of the employee’s gross cash compensation. This match vests over a five-year period from the individual’s date of hire.

  Life and Disability Coverage

We provide all regular, full-time US employees with a life insurance policy equal to five times the employee’s annual base salary, up to a maximum coverage of $750,000. Such employees are also covered by short- and long-term disability plans that coordinate with the California State Disability plan.

  Perquisites and Other Benefits

We did not provide any of our Named Executive Officers or other senior members of management with perquisites in 2014 that exceeded $10,000 in the aggregate for any person, and do not expect to do so in 2015.

  Post-Termination Compensation

Below is a summary of potential post-termination compensation for our Named Executive Officers. More details regarding such arrangements, including potential payouts, are provided below under “Potential Post-Employment Payments Table.” These termination benefits are intended to keep our Named Executive Officers focused on corporate interests while employed and to ease the consequences to an executive officer of a termination of employment. As another advantage to us, any of the benefits described below (with the exception of those under the stock option and RSU grant forms) require that the applicable executive officer must execute a waiver and release of claims in our favor.

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Termination Protection Agreements and Severance Benefit Plan. We have entered into Termination Protection Agreements, as amended, and have an Amended and Restated Severance Benefit Plan, as amended, or Severance Benefit Plan, that may require us to provide compensation and benefits to our Named Executive Officers.

We entered into Termination Protection Agreements because we determined that it was appropriate to provide certain of our executive officers severance compensation in the event of a “double trigger” in which there is a change-in-control transaction and the executive officer’s employment is terminated under certain circumstances. Messrs. Lief and Spector and Dr. Behan are parties to the Termination Protection Agreements. In addition, we maintain a Severance Benefit Plan for all of our Named Executive Officers. Separation benefits are payable if the Named Executive Officer’s employment is terminated under certain circumstances. Any payments payable under the Severance Benefit Plan are reduced by severance benefits payable by us under the Termination Protection Agreements or any other agreement, policy, plan, program or arrangement.

PRSUs. Under the PRSU grant form, a portion of the PRSUs may vest in the case of a qualifying termination, death, disability or a change-in-control transaction in which the award is not assumed, continued or substituted. No PRSUs vest solely based on the occurrence of a change in control. The portion of the PRSUs that may vest depends on the amount of time the person provided us service prior to termination as well as our performance, and the timing of any such vesting depends on the termination and whether it was in connection with, or followed by, a change in control.

Retirement Provisions in Other Equity Grants. From August 15, 2009, to December 12, 2012, our form of stock option grants to employees (including our Named Executive Officers) provided that, upon the retirement of the participant, unless the option had earlier terminated, the option would continue in effect (and continue vesting) until the earlier of (i) two years after the participant’s retirement (or, if later, the fifth anniversary of the date of the option grant) or (ii) the expiration of the option’s term. Mr. Lief and Dr. Shanahan are our only Named Executive Officers currently eligible for such retirement benefit. The Compensation Committee eliminated this retirement provision from the grant form beginning on December 13, 2012. The Compensation Committee has since approved new forms for the grant of stock options as well as RSUs to our employees. Such forms do not include a retirement provision, with the exception that each of such forms for Mr. Lief provides that his award will vest pro rata for the year in which he ceases to provide us with continuous service.

Tax Considerations

We intend that all incentive payments be deductible for tax purposes unless it would undermine our ability to meet our primary compensation objectives. We also take into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our executive officers. There are various provisions of the Code, which we consider in determining compensation, including the following:

Section 162(m). We consider the potential impact of Section 162(m) of the Code which denies a Federal income tax deduction for any individual compensation exceeding $1,000,000 in any taxable year for the chief executive officer and the three highest compensated executive officers other than the chief executive officer and chief financial officer. This limitation does not, however, apply to compensation that is performance-based under a plan that is approved by the stockholders and that meets other requirements. Based on these requirements, we attempt to limit the impact Section 162(m) will have on our ability to deduct compensation, but in appropriate circumstances we will pay compensation that is not deductible under Section 162(m) if necessary and in the best interests of our stockholders.

Sections 280G and 4999. Any payment or benefit provided under our Termination Protection Agreements or our Severance Benefit Plan in connection with a change-in-control transaction may be subject to an excise tax under Section 4999 of the Code. These payments also may not be eligible for a company tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a

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reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

Additional Executive Compensation Practices, Policies and Procedures

Clawback Policy. We maintain a clawback policy that applies to current and former executive officers. Under the policy, following an accounting restatement that is required to be prepared due to material noncompliance with any financial reporting requirements under the securities laws, we will seek repayment from any current or former executive officer of any incentive-based compensation that was: (i) based on the erroneous data; (ii) paid during the three-year period preceding the date on which the accounting restatement is required to be prepared; and (iii) in excess of what would have been paid under the accounting restatement. In addition, in the event that legislation is enacted or the SEC adopts rules or promulgates regulations defining the circumstances under which we are entitled to seek repayment from a current or former executive officer, such legislation, rules or regulations shall apply.

Stock Ownership Guidelines. In 2013, the Compensation Committee established ownership guidelines for our Named Executive Officers. Within five years after the 2013 Annual Meeting of Stockholders (or, with respect to any individual becoming an executive officer after such meeting, within five years after the date such individual became an executive officer), each Named Executive Officer will hold ownership or equivalent with an aggregate value equal to the amount (or, in the case of the Chief Executive Officer, three times the amount) of the executive officer’s annual base salary.

Prohibition of Speculative or Short-term Trading. We prohibit our Named Executive Officers (and other employees) and non-employee directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our securities at any time.

Compensation Committee Report

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K (where it shall be deemed to be “furnished”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee, comprised of independent directors, reviewed and discussed the above “Compensation Discussion and Analysis” with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and included into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

THE COMPENSATION COMMITTEE

Tina S. Nova, Ph.D.

Christine A. White, M.D.

Randall E. Woods

38    ARENA PHARMACEUTICALS, INC.  ï  2015 Proxy Statement

Summary Compensation Table for Fiscal Years Ended December 31, 2014, 2013 and 2012

The table below summarizes the total compensation of our Named Executive Officers for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)		Total ($)
Jack Lief	2014	$746,750	$1,636,600	$421,278	$383,456	$16,068		$3,204,152
President, Chief Executive	2013	725,000	2,131,200	706,122	388,781	16,041		3,967,144
Officer and Director	2012	690,000	532,200	2,116,650	569,250	81,485	(7)	3,989,585
Robert E. Hoffman	2014	378,000	592,800	114,894	149,310	16,320		1,251,324
Senior Vice President, Finance	2013	360,000	710,400	235,374	148,500	16,041		1,470,315
and Chief Financial Officer	2012	327,000	133,050	692,179	196,200	15,636		1,364,065
Dominic P. Behan, Ph.D., D.Sc.	2014	441,000	1,059,600	191,490	174,195	16,320		1,882,605
Executive Vice President, Chief	2013	420,000	1,290,600	392,290	207,900	16,041		2,326,831
Scientific Officer and Director	2012	400,000	266,100	1,289,200	240,000	15,636		2,210,936
William R. Shanahan, Jr., M.D., J.D.	2014	394,000	592,800	114,894	155,630	16,068		1,273,392
Senior Vice President and Chief	2013	375,000	710,400	235,374	154,688	16,041		1,491,503
Medical Officer	2012	357,000	133,050	576,630	214,200	69,701	(8)	1,350,581
Steven W. Spector, J.D.	2014	415,000	1,059,600	191,490	163,925	16,320		1,846,335
Executive Vice President, General	2013	395,000	1,290,600	392,290	203,673	16,041		2,297,604
Counsel and Secretary	2012	375,000	266,100	1,289,200	225,000	86,399	(9)	2,241,699

(1)	In accordance with SEC rules, the compensation described in this table does not include various health and welfare or other benefits received by our Named Executive Officers that are available generally to all of our regular, full-time employees, except as described in footnote 6 in this table. This table also does not include any perquisites and other personal benefits received by our Named Executive Officers that, in the aggregate, were less than $10,000 for any officer. Amounts earned but deferred at the election of our Named Executive Officers pursuant to our 401(k) plan are included in the “salary” column.

(2)	Represents the aggregate grant-date fair value of PRSUs and RSUs, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation,” formerly SFAS 123R. The fair value of the RSUs granted in 2014, 2013, and 2012 was calculated based on the closing market price of our common stock on the grant dates of December 15, 2014, December 17, 2013, and December 13, 2012, respectively.

(3)	The fair value of the PRSUs granted in 2014 and 2013 was calculated using a Monte Carlo simulation model. For the relevant assumptions used, refer to Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC on March 2, 2015. Amounts included in this column for the PRSUs are based on a target number of shares, which is consistent with the compensation cost to be recognized in accordance with ASC Topic 718. The actual number of shares that may be earned may increase or decrease based on actual performance. The tables below sets forth the grant date fair value of such PRSUs assuming (i) the threshold number of shares, (ii) the target number of shares (which are assumed in this column) and (iii) the maximum number of shares.

	PRSUs Granted in 2014: Grant-Date Fair Value Based On
Named Executive Officer	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Jack Lief	$716,000	$1,432,000	$2,864,000
Robert E. Hoffman	268,500	537,000	1,074,000
Dominic P. Behan, Ph.D., D.Sc.	483,300	966,600	1,933,200
William R. Shanahan, Jr., M.D., J.D.	268,500	537,000	1,074,000
Steven W. Spector, J.D.	483,300	966,600	1,933,200

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	PRSUs Granted in 2013: Grant-Date Fair Value Based On
Named Executive Officer	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Jack Lief	$900,000	$1,800,000	$3,600,000
Robert E. Hoffman	300,000	600,000	1,200,000
Dominic P. Behan, Ph.D., D.Sc.	562,500	1,125,000	2,250,000
William R. Shanahan, Jr., M.D., J.D.	300,000	600,000	1,200,000
Steven W. Spector, J.D.	562,500	1,125,000	2,250,000

(4)	Represents the aggregate grant date fair value of options granted in accordance with ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC on March 2, 2015.

(5)	Represents cash awards earned pursuant to our annual incentive plans for 2014, 2013, and 2012, as further described below in the “Grants of Plan-Based Awards” table and the above “Compensation Discussion and Analysis.”

(6)	Represents matching contributions to our 401(k) plan made on behalf of our Named Executive Officers and group-term life insurance premiums paid by us for our Named Executive Officers.

(7)	In addition to the items noted in footnote 6 above, “all other compensation” in 2012 includes $65,849 of unused PTO paid to Mr. Lief in the form of additional salary.

(8)	In addition to the items noted in footnote 6 above, “all other compensation” in 2012 includes $54,065 of unused PTO paid to Dr. Shanahan in the form of additional salary.

(9)	In addition to the items noted in footnote 6 above, “all other compensation” in 2012 includes $70,763 of unused PTO paid to Mr. Spector in the form of additional salary.

40    ARENA PHARMACEUTICALS, INC.  ï  2015 Proxy Statement

Grants of Plan-Based Awards During Fiscal Year Ended December 31, 2014

The table below provides information on estimated future payouts under non-equity and equity incentive plans, stock awards and options granted to our Named Executive Officers during the fiscal year ended December 31, 2014.

Name	Grant Date (3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Jack Lief	—	$485,388	$728,081	—	—	—	—	$—	$—
	3/3/14	—	—	200,000	400,000	—	—	—	1,432,000
	12/15/14	—	—	—	—	—	165,000	3.72	421,278
	12/15/14	—	—	—	—	55,000	—	—	204,600
Robert E. Hoffman	—	189,000	283,500	—	—	—	—	—	—
	3/3/14	—	—	75,000	150,000	—	—	—	537,000
	12/15/14	—	—	—	—	—	45,000	3.72	114,894
	12/15/14	—	—	—	—	15,000	—	—	55,800
Dominic P. Behan, Ph.D., D.Sc.	—	220,500	330,750	—	—	—	—	—	—
	3/3/14	—	—	135,000	270,000	—	—	—	966,600
	12/15/14	—	—	—	—	—	75,000	3.72	191,490
	12/15/14	—	—	—	—	25,000	—	—	93,000
William R. Shanahan, Jr., M.D., J.D.	—	197,000	295,500	—	—	—	—	—	—
	3/3/14	—	—	75,000	150,000	—	—	—	537,000
	12/15/14	—	—	—	—	—	45,000	3.72	114,894
	12/15/14	—	—	—	—	15,000	—	—	55,800
Steven W. Spector, J.D.	—	207,500	311,250	—	—	—	—	—	—
	3/3/14	—	—	135,000	270,000	—	—	—	966,600
	12/15/14	—	—	—	—	—	75,000	3.72	191,490
	12/15/14	—	—	—	—	25,000	—	—	93,000

(1)	Our Annual Incentive Plan was our only non-equity incentive plan for 2014. The amounts shown in the “target” column reflect a percentage of each Named Executive Officer’s 2014 annual base salary as specified under the Annual Incentive Plan. The amounts shown in the “maximum” column are 150% of the respective target amounts. There is no minimum amount payable for a certain level of performance.

(2)	The PRSUs granted on March 3, 2014, may be earned and converted into outstanding shares of our common stock based on the TSR of our common stock relative to the TSR over a three-year performance period beginning March 1, 2014, of the NASDAQ Biotechnology Index. In the aggregate, the target number of shares of common stock that may be earned under all of the PRSUs granted to our Named Executive Officers is 620,000; however, the actual number of shares that may be earned ranges from none to a maximum of 200% of such amount based on our TSR performance, and no shares would be earned under the PRSUs if our relative TSR is below the 40th percentile. In addition, there is a cap on the number of shares that can be earned under the PRSUs equal to six time the grant-date fair value of the award, and funding is capped at 100% if the absolute 3-year TSR is negative even if performance is above the median. All of the PRSUs were outstanding and unvested at December 31, 2014. See “Compensation Discussion and Analysis” above for additional information.

(3)	Our Compensation Committee approved and granted PRSUs to our executive officers on March 3, 2014, and approved and granted stock options and RSUs to our executive officers on December 15, 2014.

(4)	The stock options granted to our Named Executive Officers in 2014 vest 25% per year over four years from the date of grant, are exercisable for up to seven years from the date of grant, and are incentive stock options to the extent permissible under the Code.

(5)	In all cases, the exercise price of the option awards was equal to the closing market price of our common stock on the grant date as reported on the NASDAQ Global Select Market.

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(6)	Represents the aggregate grant date fair value of PRSUs, RSUs and stock options granted in accordance with FASB ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC on March 2, 2015. The grant date fair value for the PRSUs is based upon the target number of shares.

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Outstanding Equity Awards at December 31, 2014

The table below provides information on all stock options and unvested RSUs and PRSUs held by our Named Executive Officers on December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Jack Lief	124,350	—	$6.16	1/17/15	—	$—	—	$—
	89,000	—	16.80	1/20/16	—	—	—	—
	21,000	—	10.52	7/28/16	—	—	—	—
	180,000	—	13.50	2/26/17	—	—	—	—
	180,000	—	6.99	3/3/18	—	—	—	—
	180,000	—	4.01	3/17/19	—	—	—	—
	144,750	—	3.25	3/17/20	—	—	—	—
	125,000	75,000	1.49	3/15/21	—	—	—	—
	375,000	375,000	1.81	3/19/22	—	—	—	—
	90,000	90,000	8.87	12/13/19	—	—	—	—
	—	—	—	—	30,000	104,100	—	—
	—	—	—	—	—	—	120,000	416,400
	45,000	135,000	5.52	12/17/20	—	—	—	—
	—	—	—	—	45,000	156,150	—	—
	—	—	—	—	—	—	100,000	347,000
	—	165,000	3.72	12/15/21	—	—	—	—
	—	—	—	—	55,000	190,850	—	—
Robert E. Hoffman	100,000	50,000	1.48	9/15/21	—	—	—	—
	71,250	142,500	1.81	3/19/22	—	—	—	—
	25,000	25,000	8.87	12/13/19	—	—	—	—
	—	—	—	—	7,500	26,025	—	—
	—	—	—	—	—	—	40,000	138,800
	15,000	45,000	5.52	12/17/20	—	—	—	—
	—	—	—	—	15,000	52,050	—	—
	—	—	—	—	—	—	37,500	130,125
	—	45,000	3.72	12/15/21	—	—	—	—
	—	—	—	—	15,000	52,050	—	—
Dominic P. Behan, Ph.D., D.Sc.	33,116	—	6.16	1/17/15	—	—	—	—
	40,000	—	16.80	1/20/16	—	—	—	—
	10,000	—	10.52	7/28/16	—	—	—	—
	60,000	—	13.50	2/26/17	—	—	—	—
	60,000	—	6.99	3/3/18	—	—	—	—
	60,000	—	4.01	3/17/19	—	—	—	—
	100,000	—	3.25	3/17/20	—	—	—	—
	75,000	75,000	1.49	3/15/21	—	—	—	—
	200,000	250,000	1.81	3/19/22	—	—	—	—
	50,000	50,000	8.87	12/13/19	—	—	—	—
	—	—	—	—	15,000	52,050	—	—
	—	—	—	—	—	—	75,000	260,250
	25,000	75,000	5.52	12/17/20	—	—	—	—
	—	—	—	—	22,500	78,075	—	—
	—	—	—	—	—	—	67,500	234,225
	—	75,000	3.72	12/15/21	—	—	—	—
	—	—	—	—	25,000	86,750	—	—
William R. Shanahan, Jr., M.D., J.D.	45,000	—	6.16	1/17/15	—	—	—	—
	25,000	—	16.80	1/20/16	—	—	—	—
	45,000	—	13.50	2/26/17	—	—	—	—
	45,000	—	6.99	3/3/18	—	—	—	—
	40,000	—	4.01	3/17/19	—	—	—	—
	65,000	—	3.25	3/17/20	—	—	—	—
	150,000	50,000	1.49	3/15/21	—	—	—	—
	100,000	100,000	1.81	3/19/22	—	—	—	—
	25,000	25,000	8.87	12/13/19	—	—	—	—
	—	—	—	—	7,500	26,025	—	—
	—	—	—	—	—	—	40,000	138,800
	15,000	45,000	5.52	12/17/20	—	—	—	—
	—	—	—	—	15,000	52,050	—	—
	—	—	—	—	—	—	37,500	130,125
	—	45,000	3.72	12/15/21	—	—	—	—
	—	—	—	—	15,000	52,050	—	—

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	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Steven W. Spector, J.D.	45,000	—	6.16	1/17/15	—	—	—	—
	40,000	—	16.80	1/20/16	—	—	—	—
	10,000	—	10.52	7/28/16	—	—	—	—
	60,000	—	13.50	2/26/17	—	—	—	—
	60,000	—	6.99	3/3/18	—	—	—	—
	15,001	—	4.01	3/17/19	—	—	—	—
	70,000	—	3.25	3/17/20	—	—	—	—
	70,000	75,000	1.49	3/15/21	—	—	—	—
	250,000	250,000	1.81	3/19/22	—	—	—	—
	50,000	50,000	8.87	12/13/19	—	—	—	—
	—	—	—	—	15,000	52,050	—	—
	—	—	—	—	—	—	75,000	260,250
	25,000	75,000	5.52	12/17/20	—	—	—	—
	—	—	—	—	22,500	78,075	—	—
	—	—	—	—	—	—	67,500	234,225
	—	75,000	3.72	12/15/21	—	—	—	—
	—	—	—	—	25,000	86,750	—	—

(1)	Stock options generally vest 25% per year over four years from the date of grant. Stock options granted prior to December 13, 2012, are exercisable for up to 10 years from the date of grant; stock options granted on or after December 13, 2012, are exercisable for up to 7 years from the date of grant.

(2)	The amounts in this column represent unvested RSUs which vest 25% per year over four years from the date of grant.

(3)	Computed by multiplying the closing market price of our common stock on December 31, 2014, of $3.47 by the number of outstanding awards set forth in this table.

(4)	The amounts in this column represent outstanding PRSUs which may earned and converted into outstanding shares of our common stock based on the TSR of our common stock relative to the TSR over a three-year performance period of the NASDAQ Biotechnology Index beginning on the first day of the month in which the PRSUs were granted. Amounts included in this column are based on achieving a threshold number of shares. The actual number of shares that may be earned may increase or decrease based on actual performance. In addition, there are caps on the number of shares that can be earned. All of the PRSUs were unvested at December 31, 2014. See “Compensation Discussion and Analysis” above for additional information.

Option Exercises and Stock Vested During Fiscal Year Ended December 31, 2014

The table below provides information on stock option exercises and stock awards vested during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jack Lief	200,000	$421,374	30,000	$117,150
Robert E. Hoffman	—	—	8,750	34,163
Dominic P. Behan, Ph.D., D. Sc.	33,332	8,333	15,000	58,575
William R. Shanahan, Jr., M.D., J.D.	60,000	4,014	8,750	34,163
Steven W. Spector, J.D.	103,334	386,666	15,000	58,575

(1)	Computed by multiplying the number of options exercised by the difference between the market price of our common stock at exercise and the exercise price of the stock options.

44    ARENA PHARMACEUTICALS, INC.  ï  2015 Proxy Statement

(2)	Computed by multiplying the number of shares vested on December 13, 2014, by the closing market price of our common stock on December 13, 2014, plus multiplying the number of shares vested on December 17, 2014, by the closing market price of our common stock on December 17, 2014.

Nonqualified Deferred Compensation Table for Fiscal Year Ended December 31, 2014

In 2003, we established a deferred compensation plan for our executive officers, whereby they may elect to defer the shares of restricted stock we have awarded them. Shares deferred in the plan become restricted stock units. This deferral opportunity was established in part to encourage the participants to continue to hold rights to own common stock in the future that may otherwise be sold to satisfy the participant’s tax withholding or other financial obligations upon vesting, and for the purpose of rewarding and incentivizing the participants. Participants can choose to receive distributions under the plan as a lump sum distribution or in installments. A participant’s election to defer restricted stock under the plan is irrevocable, but the participant may modify their election to provide for a later distribution date, add additional shares under the plan or to provide for a different form of distribution. In addition, the plan allows for hardship withdrawals, early withdrawals with a penalty, and withdrawals by beneficiaries following the death of a participant. Also, unless in connection with a change in control, no distributions are permitted under the plan to a participant in any taxable year to the extent such distribution would result in the participant receiving an amount of compensation that cannot be deducted by us pursuant to the limitations imposed on the deduction of certain compensation payments under Section 162(m) of the Code. At December 31, 2014, 79,169 shares of restricted stock were held in the deferred compensation plan, and the following table provides information about the activity in the deferred compensation plan for our Named Executive Officers as of December 31, 2014.

Name	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Jack Lief	—	—	—
Robert E. Hoffman	—	—	—
Dominic P. Behan, Ph.D., D.Sc.	$(188,422)	—	$274,716
William R. Shanahan, Jr., M.D., J.D.	—	—	—
Steven W. Spector, J.D.	—	—	—

(1)	Any earnings in the last fiscal year represent a change in the closing market price of our common stock. Neither the company nor any of our Named Executive Officers made additional contributions to the deferred compensation plan in 2014. Accordingly, the amounts included in this column are not included in the above “Summary Compensation Table.”

(2)	Aggregate balance at last fiscal year-end was computed by multiplying the closing market price of our common stock on December 31, 2014, of $3.47 by the number of shares issuable under the deferred compensation plan.

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Potential Post-Employment Payments Table at December 31, 2014

As described below, Messrs. Lief and Spector and Dr. Behan are each a party to a Termination Protection Agreement, dated December 20, 2002, as amended, and all of our Named Executive Officers are participants under the Severance Benefit Plan we established in 2006. Any payments payable under the Severance Benefit Plan are reduced by severance benefits payable by us under the Termination Protection Agreements or any other agreement, policy, plan, program or arrangement. The severance and other benefits payable in connection with a change in control are due only in the event of a “double trigger” in which (i) there is a change in control and (ii) the executive officer’s employment is terminated under certain circumstances or equity awards are not continued, assumed or substituted. In addition, certain equity grants to our Named Executive Officers include additional vesting and time to exercise in connection with retirement.

  Termination Protection Agreements

Under the Termination Protection Agreements, if the participating executive officer is terminated without cause or resigns for good reason (as defined in the agreement) within two years following a change in control or if the executive officer is terminated within one year prior to a change in control in anticipation of the change in control, we are required to provide such executive officer (i) a payment equal to the executive officer’s annual compensation, (ii) continuation of health insurance coverage until the second anniversary of the executive officer’s termination, (iii) accelerated vesting of all outstanding unvested stock options and restricted shares, with any stock options remaining exercisable until the first anniversary of the executive officer’s termination (but not beyond the original contractual life of the option), and (iv) continuation of our indemnification obligations until at least the sixth anniversary of the executive officer’s termination. The cash severance benefits are equal to (i) the executive officer’s annual rate of base salary in effect on the date of the change in control or the termination date, whichever is higher, and (ii) any bonus paid or payable to the executive officer for the year preceding the change in control or the termination date, whichever is higher. Following our receipt of an effective waiver and release of claims, we are required to pay the cash benefits in a lump sum within five business days after the earlier of (i) the first business day that is six months following the executive officer’s termination or (ii) following the executive officer’s termination, the executive officer’s death.

  Severance Benefit Plan

The Severance Benefit Plan provides severance benefits upon involuntary termination without cause or voluntary termination with good reason (as defined in the plan). In contrast to the Termination Protection Agreements, the Severance Benefit Plan applies to qualifying terminations regardless of whether there has been a change in control. The benefits under the Severance Benefit Plan include cash severance benefits, continuation of health insurance coverage for the severance period, acceleration of stock options and awards that would otherwise have vested through the end of the severance period, and continued stock option exercisability until the later of (i) the original post-termination exercise period provided in the applicable stock option agreement or (ii) the number of months equal to the severance period (but not beyond the original contractual life of the option). The cash severance benefits are equal to the number of months in the executive officer’s severance period multiplied by the executive officer’s monthly base salary in effect immediately prior to the termination plus one-twelfth of the greater of (i) the average of the three annual bonuses we paid to the executive officer prior to his termination and (ii) the last annual bonus paid to the executive officer prior to termination. Following our receipt of an effective waiver and release of claims and return of company property, we are required to pay the cash benefits in a lump sum within five business days after the earlier of (i) the first business day that is six months following the executive officer’s termination or (ii) following the executive officer’s termination, the executive officer’s death.

At December 31, 2014, which is the assumed date of the triggering event for the table below, the severance period was 18 months for Messrs. Lief and Spector and Dr. Behan and 12 months for Mr. Hoffman and Dr. Shanahan.

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  PRSUs

A portion of the PRSUs may vest in the case of death, disability, a “qualifying” termination, or a change-in-control transaction in which the award is not assumed, continued or substituted. No PRSUs vest solely based on the occurrence of a change in control. A qualifying termination means the participant’s (i) termination due to retirement, (ii) termination by us without cause (as defined in the form), or (iii) resignation for good reason (as defined in the form). To be eligible for “retirement,” the participant must (i) be at least age 60, (b) have provided us with at least 10 years of continuous service, and (c) have provided us at least six months advance written notice.

In the event of a change in control that occurs prior to the scheduled end of the performance period, the number of PRSUs that may potentially vest is determined based on our relative performance immediately prior to the change in control. If the award is assumed, continued or substituted as part of the change in control, the PRSUs that are earned based on our relative performance would be converted immediately to time-based vesting awards. In general, the vesting of such equity would depend on the participant remaining in continuous service until the scheduled end of the performance period, and any vested shares would not be issued until the scheduled end of the performance period.

In the case of a qualifying termination prior to a change in control, the number of PRSUs that may potentially vest in the future when the Compensation Committee determines our relative performance during the performance period would be a pro-rata portion (determined by the percentage of the performance period the participant provided service prior to termination) of the number of PRSUs that would have vested had the participant provided us continuous service through such determination date. The pro-rata vesting may be accelerated if there is a change in control following the qualifying termination but before the scheduled end of the performance period.

  Retirement Provisions in Other Equity Grants

From August 15, 2009, to December 12, 2012, our form of stock option grants provided that, upon the retirement of the participant, unless the option had earlier terminated, the option would continue in effect (and continue vesting) until the earlier of (i) two years after the participant’s retirement (or, if later, the fifth anniversary of the date of the option grant) or (ii) the expiration of the option’s term. Mr. Lief and Dr. Shanahan are our only Named Executive Officers that are currently eligible for such retirement benefit, with Dr. Shanahan first becoming eligible in March 2014. The Compensation Committee eliminated this retirement provision from the grant form beginning on December 13, 2012.

On December 13, 2012, the Compensation Committee approved new forms for the grant of stock options as well as RSUs to our employees. Such forms do not include a retirement provision, with the exception that each of such forms for Mr. Lief provides that his award will vest pro rata for the year he ceases to provide us with continuous service.

To be eligible for “retirement” under these grants forms, the participant must be at least age 60 and have provided us with at least 10 years of continuous service.

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  Potential Payable Upon Termination or Resignation for Good Reason

In accordance with SEC rules, the table below provides information on the amounts payable upon termination of our Named Executive Officers assuming the triggering event (which would be the participants’ separations) took place on December 31, 2014. Information on certain tax implications of post-termination payments is included above under “Tax Considerations.”

	Potential Payable Upon Termination Without Cause or Resignation for Good Reason
Name and Benefit	Without a Change in Control (1)	With a Change in Control (1)
Jack Lief
Salary	$1,120,125	$1,120,125
Bonus	592,866	592,866
Benefit continuation	31,744	42,325
Accelerated vesting of RSUs (2)	151,813	451,100
Accelerated vesting of PRSUs (3) (4)	0	0
Accelerated vesting of stock options (5)	771,000	771,000

Total	2,667,548	2,977,416

Robert E. Hoffman
Salary	$378,000	$378,000
Bonus	148,500	148,500
Benefit continuation	27,994	27,994
Accelerated vesting of RSUs (2)	43,375	43,375
Accelerated vesting of PRSUs (3) (4)	0	0
Accelerated vesting of stock options (5)	217,775	217,775

Total	815,644	815,644

Dominic P. Behan, Ph.D., D.Sc.
Salary	$661,500	$661,500
Bonus	311,850	311,850
Benefit continuation	41,991	55,988
Accelerated vesting of RSUs (2)	73,738	216,875
Accelerated vesting of PRSUs (3) (4)	0	0
Accelerated vesting of stock options (5)	563,500	563,500

Total	1,652,579	1,809,713

William R. Shanahan, Jr., M.D., J.D.
Salary	$394,000	$394,000
Bonus	155,807	155,807
Benefit continuation	23,494	23,494
Accelerated vesting of RSUs (2)	43,375	43,375
Accelerated vesting of PRSUs (3) (4)	—	0
Accelerated vesting of stock options (5)	182,000	182,000

Total	798,676	798,676

Steven W. Spector, J.D.
Salary	$622,500	$622,500
Bonus	305,510	305,510
Benefit continuation	41,991	55,988
Accelerated vesting of RSUs (2)	73,738	216,875
Accelerated vesting of PRSUs (3) (4)	—	0
Accelerated vesting of stock options (5)	563,500	563,500

Total	1,607,239	1,764,373

(1)	For purposes of this table, “change in control” means a change in control or other corporate event that triggers payments under one or more arrangements described above.

(2)	Computed based on the closing market price of our common stock on December 31, 2014, of $3.47.

(3)

In the case of a termination without a change in control, in general, a pro-rata portion of the PRSUs (determined by the percentage of the performance period the participant provided service prior to the

48    ARENA PHARMACEUTICALS, INC.  ï  2015 Proxy Statement

termination) could potentially vest in the future based on the relative performance of our stock during the performance period. We cannot predict if any PRSUs would vest because we do not know the relative performance of our stock during the performance period. If at the end of the performance period, or earlier determination period, our relative performance is the same as it was on December 31, 2014, none of the PRSUs would vest. The actual number of PRSUs that may vest ranges from none to a maximum of 200% of the target number of PRSUs. In addition, the number of PRSUs that may vest is capped at six times the market value of our shares on the date of grant subject to the target number of PRSUs, which may result in fewer than the maximum number of PRSUs vesting, regardless of our TSR performance. The table below provides the range of potential payments for a termination without a change in control, taking such cap into consideration:

	Without a Change in Control
Name	Assuming Minimum Number of PRSUs Vested	Assuming Maximum Number of PRSUs Vested
Jack Lief	$0	$9,781,867
Robert E. Hoffman	0	3,355,067
Dominic P. Behan, Ph.D., D.Sc.	0	6,227,000
William R. Shanahan, Jr., M.D., J.D.	0	3,355,067
Steven W. Spector, J.D.	0	6,227,000

(4)	In the case of a termination with a change in control, the number of PRSUs vested as of the assumed date of the triggering event on December 31, 2014, is zero.

(5)	Computed by multiplying the difference between the closing market price of our common stock on December 31, 2014, of $3.47 and the exercise price of each stock option vested as a result of the termination by the number of accelerated stock options.

Director Compensation

The compensation program for our non-employee directors set forth below was approved by the Compensation Committee in early 2013, with the exception of the committee’s approval in June 2014 to, effective July 1, 2014, increase the annual retainer for the lead independent director by $5,000. Such increase is reflected in the below summary.

Equity

•	Continuing directors and new directors elected at our annual stockholders’ meeting: A number of RSUs determined by dividing $165,000 by the Fair Market Value (as defined below) of our common stock on the grant date. The RSUs are granted effective on the date of our annual stockholders’ meeting, and vest in equal monthly installments over one year from the date of grant, subject to vesting conditions set forth below.

•	New directors appointed or elected other than at our annual stockholders’ meeting: A prorated number of RSUs determined by (a) dividing $165,000 by the Fair Market Value of our common stock on the applicable grant date for the new director and (b) multiplying that number by a fraction, the numerator of which is the number of months following the applicable grant date until the one-year anniversary of our most recent preceding annual stockholders’ meeting (the “Prior Meeting”) and the denominator of which is 12. The RSUs are granted to such new director effective on the Prior Meeting monthly anniversary date that coincides with or first follows the date of the new director’s appointment or election, and vest in equal monthly installments (except as otherwise necessary to avoid vesting of a fractional share) beginning on the grant date and ending on the one-year anniversary of the Prior Meeting, subject to vesting conditions set forth below.

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RSU Vesting Conditions. Except in the event of a director’s separation from our service due to death or disability, (a) vesting of the RSUs is subject to the director’s provision of continued services to us through the applicable vesting date, and (b) unvested RSUs terminate upon the director’s separation from our service for any reason. In the event of a director’s separation from our service due to death or disability, or a change in control of Arena that occurs upon or prior to a separation from our service, all of the director’s RSUs become fully vested.

Issuance of Shares. Each RSU covers one share of our common stock, subject to capitalization adjustments in certain circumstances in accordance with the applicable long-term incentive plan. The issuance of the shares of common stock underlying the vested RSUs will be mandatorily delayed until the earliest of the following dates: (a) the three year anniversary of the grant date; (b) the director’s separation from our service (for any reason); or (c) a change in control of Arena. It is intended that the issuance of shares in settlement of the RSUs will be in compliance with the requirements of Section 409A of the Code.

 Cash

•	Annual retainer for directors: $10,000 per quarter, paid in advance, subject to continuing service as a director. New directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed or elected.

•	Additional annual retainer for lead independent director: An additional $6,250 per quarter, paid in advance, subject to continuing service as lead independent director. New lead independent directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed to such position.

•	Meeting attendance fees:

•	General: $1,000

•	Exceptions for committee meetings:

•	Audit Chair Meeting Attendance Fee: $3,500

•	Audit Member Attendance Fee: $2,000

•	Other Chair Meeting Attendance Fee: $2,500

 General

Our Board of Directors and the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to us in the recipient’s capacity as a director or committee member. Each non-employee director is also entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with performing Board business.

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Director Compensation Table for Fiscal Year Ended December 31, 2014

As described more fully above, the table below summarizes the compensation for our non-employee directors serving during the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Donald D. Belcher (3)	$55,500	$164,996	$220,496
Scott H. Bice (4)	65,000	164,996	229,996
Harry F. Hixson, Jr., Ph.D. (5)	56,000	164,996	220,996
Tina S. Nova, Ph.D. (6)	65,000	164,996	229,996
Phillip M. Schneider (7)	72,500	164,996	237,496
Christine A. White, M.D. (8)	92,500	164,996	257,496
Randall E. Woods (9)	54,000	164,996	218,996

(1)	For each director, includes cash retainer and all meeting attendance and other fees earned or paid in the fiscal year ended December 31, 2014.

(2)	Represents the aggregate grant date fair value of RSUs granted in accordance with FASB ASC Topic 718. The fair value was calculated based on the closing market price of our common stock on the grant date of June 13, 2014.

(3)	Mr. Belcher had a total of 263,729 options and 44,112 RSUs outstanding at December 31, 2014.

(4)	Mr. Bice had a total of 185,680 options and 44,112 RSUs outstanding at December 31, 2014.

(5)	Dr. Hixson had a total of 266,164 options and 44,112 RSUs outstanding at December 31, 2014.

(6)	Dr. Nova had a total of 154,000 options and 44,112 RSUs outstanding at December 31, 2014.

(7)	Mr. Schneider had a total of 221,277 options and 44,112 RSUs outstanding at December 31, 2014.

(8)	Dr. White had a total of 255,721 options and 44,112 RSUs outstanding at December 31, 2014.

(9)	Mr. Woods had a total of 221,277 options and 44,112 RSUs outstanding at December 31, 2014.

All RSUs granted to non-employee directors in 2014 vest in approximately equal monthly installments over one year. The RSUs will convert to the underlying common shares at the earliest of (i) the three-year anniversary of the grant date, (ii) the director’s separation from service or (iii) a change in control of Arena.

See “Compensation Discussion and Analysis” above for additional information regarding our grant timing, dating and pricing policies and the discussion above under “Director Compensation” regarding the 2014 compensation for our non-employee directors.

Director Ownership Guidelines

In early 2013, the Compensation Committee established ownership guidelines for non-employee directors. Within five years after the 2013 Annual Meeting (or, with respect to any director joining our Board of Directors after such meeting, within five years after the date such director joins our Board), each director will hold ownership or equivalent with an aggregate value equal to five times the amount of the annual cash retainer for directors.

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Audit Committee

Audit Committee Report

The material in this report required by Item 407(d)(3) of Regulation S-K is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Our management has the primary responsibility for our financial reporting process, accounting principles and internal controls as well as the preparation of our financial statements. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors.

In fulfilling its responsibilities, the Audit Committee appointed KPMG LLP, an independent registered public accounting firm, or KPMG, as our independent auditors for our 2014 fiscal year. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management our audited consolidated financial statements and the adequacy of our internal control over financial reporting. The Audit Committee met with the independent auditors, without management present, to discuss the results of the independent auditors’ audit, the independent auditors’ evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The meetings were also designed to facilitate any desired private communication between the Audit Committee and the independent auditors.

The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo1. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC. The Audit Committee has also appointed KPMG as our independent auditors for the fiscal year ending December 31, 2015.

THE AUDIT COMMITTEE

Scott H. Bice

Phillip M. Schneider

Christine A. White, M.D.

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Independent Registered Public Accounting Firm

Independent Auditors’ Fees

The following table presents aggregate fees for the fiscal years ended December 31, 2014, and 2013, for professional services rendered by KPMG:

	Fiscal Years Ended December 31,
	2014		2013
Audit Fees (1)	$735,600		$677,577
Audit-Related Fees	38,108	(2)	54,953	(3)
Tax Fees	333,167	(4)	448,907	(4)
All Other Fees (5)	0		0

Total	$1,106,875		$1,181,437

(1)	Consisted of fees paid for professional services for the integrated audit of our annual financial statements and review of financial statements included in our quarterly reports.

(2)	Fees were related to services provided in conjunction with the statutory audit for our Swiss subsidiary, Arena Pharmaceuticals GmbH, or Arena GmbH, and our subscription to an online accounting research service.

(3)	Fees were related to review of a registration statement on Form S-8, services provided in conjunction with the statutory audit for Arena GmbH, and our subscription to an online accounting research service.

(4)	Fees were primarily related to services for studies regarding research and development tax credit carryforwards, services in connection with international tax matters, and tax preparation services.

(5)	There were no fees billed in either of the years ended December 31, 2014, or 2013, for products or services provided by KPMG other than those disclosed in this table.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for pre-approving all audit and non-audit services to be performed by our independent auditors. The policy requires pre-approval of all services rendered by our independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case-by-case basis. The Audit Committee has authorized its Chair to pre-approve individual expenditures of audit and non-audit services. Any pre-approval decision must be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. All audit, audit-related and tax fees for 2014 and 2013 described above were pre-approved by the Audit Committee.

RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 4)

The Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Our Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice.

Stockholders are requested in this Proposal 4 to ratify the appointment of KPMG. To ratify the appointment of KPMG, a majority of the votes cast by stockholders entitled to vote on the proposal must vote “FOR” ratification. Abstentions and broker non-votes will have no effect.

In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of our independent auditors, but may decide not to change its selection. Even if the appointment is

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ratified, the Audit Committee may appoint different independent auditors at any time if it determines that such a change would be in the stockholders’ best interest.

Representatives of KPMG are expected to be present at our 2015 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, our executive officers, our 10% or greater stockholders, and certain other persons to file reports of ownership of our equity securities and changes in such ownership with the SEC and NASDAQ and to furnish us with copies of such reports.

To our knowledge, based on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, our executive officers, our 10% or greater stockholders and other persons required to file reports were complied with during the fiscal year ended December 31, 2014.

Stockholder Proposals for the 2016 Annual Meeting

To be considered for inclusion in our proxy statement for next year’s annual meeting, stockholder proposals must be in writing, addressed to our Corporate Secretary, and be received at our executive offices at 6154 Nancy Ridge Drive, San Diego, California 92121, no later than December 31, 2015. If you wish to submit a proposal (including a director nomination) that is not to be included in our proxy materials for next year’s annual meeting, notice of any such proposal must be received at our executive offices no later than February 19, 2016, and no earlier than January 30, 2016. The above dates in this section may change under circumstances set forth in our Bylaws or if we amend the relevant provisions in our Bylaws. If we amend our Bylaws, we will file the amended Bylaws with the SEC. Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary at the same address. You are also advised to review our Bylaws, which contain additional requirements for advance notice of stockholder proposals.

Notices of intention to present proposals at the 2016 annual meeting of stockholders should be addressed to our Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and any other applicable requirements.

Annual Report

Our annual report for the 2014 fiscal year (as well as this proxy statement) is available on the home page of our website at www.arenapharm.com for all stockholders entitled to notice of and vote at our 2015 Annual Meeting. We are also mailing to certain stockholders a copy of such annual report concurrently with this proxy statement. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

54    ARENA PHARMACEUTICALS, INC.  ï  2015 Proxy Statement

Annual Report on Form 10-K

WE WILL MAIL STOCKHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. WE WILL FURNISH STOCKHOLDERS A COPY OF ANY EXHIBIT TO SUCH REPORT UPON WRITTEN REQUEST AND PAYMENT OF OUR REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, ARENA PHARMACEUTICALS, INC., 6154 NANCY RIDGE DRIVE, SAN DIEGO, CALIFORNIA 92121. OUR SEC FILINGS ARE ALSO AVAILABLE ON OUR WEBSITE AT WWW.ARENAPHARM.COM.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements, annual reports and Internet Notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement and one annual report or Internet Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and one annual report or Internet Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents or Internet Notice was delivered and who wishes to receive a separate copy of the documents or Internet Notice can request a copy of such documents or notice by sending a written request to Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121, or by contacting our Corporate Secretary at 858.453.7200, and we will promptly deliver the requested documents or notice. Also, if, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report or Internet Notice in the future, please notify your broker or direct your written request to Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121, or contact our Corporate Secretary at 858.453.7200. Stockholders who currently receive multiple copies of the proxy statement or Internet Notice at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

Our Board of Directors knows of no other business that will be presented for consideration at our 2015 Annual Meeting. If other matters are properly brought before our 2015 Annual Meeting, however, it is the intention of the persons named in the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 29, 2015

By Order of our Board of Directors

Steven W. Spector

Executive Vice President, General Counsel and Secretary

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APPENDIX A

ARENA PHARMACEUTICALS, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

1.        Purpose. The purpose of the Plan is to provide employees of Arena Pharmaceuticals, Inc. (the “Company”) and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

The 2009 Employee Stock Purchase Plan became effective as of the Company’s 2009 Annual Meeting of Stockholders, and the 2009 Employee Stock Purchase Plan, as amended on February 10, 2012, became effective as of the Company’s 2012 Annual Meeting of Stockholders. This 2009 Employee Stock Purchase Plan, as amended on February 12, 2015, is effective as of the Company’s 2015 Annual Meeting of Stockholders.

2.        Definitions.

(a)       “Authorization Form” shall mean a form established by the Plan Administrator authorizing payroll deductions, as set forth in Section 4, and containing such other terms and conditions as the Company from time to time may determine.

(b)       “Board” shall mean the Board of Directors of the Company.

(c)       “Code” shall mean the Internal Revenue Code of 1986, as amended. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

(d)       “Committee” shall mean the committee of members of the Board designated as the Committee in Section 14.

(e)       “Common Stock” shall mean the common stock of the Company.

(f)       “Company” shall mean Arena Pharmaceuticals, Inc., or any successor by merger or otherwise, and any Designated Subsidiary of the Company.

(g)       “Compensation” shall mean all base gross earnings, commissions, overtime, and shift premium before giving effect to any compensation reductions made in connection with plans described in section 401(k) or 125 of the Code, but exclusive of payments for any other compensation.

(h)       “Designated Subsidiary” shall mean any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the Plan, Arena Pharmaceuticals GmbH shall be deemed to have been designated by the Board as a Designated Subsidiary.

(i)         “Employee” shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

(j)         “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(k)         “Exercise Date” shall mean the last Trading Day of each Purchase Period.

(l)         “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(1)       The per share closing price of the Common Stock as reported on the NASDAQ Stock Market on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported);

(2)       If the Common Stock is not then listed on the NASDAQ Stock Market, the per share closing price of the Common Stock on such other principal U.S. national securities exchange on which the Common Stock is listed (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported);

(3)       If the Common Stock is not listed on any U.S. national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Common Stock reported on such date (or, if there is no such sale on such date, then on the last preceding date on which a sale was reported); or

(4)       If the Common Stock is neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the Fair Market Value shall be determined by the Committee in its sole discretion using appropriate criteria.

(m)       “Offering Periods” shall mean the periods established pursuant to Section 4.

(n)       “Plan” shall mean this 2009 Employee Stock Purchase Plan, as amended, and as further amended from time to time.

(o)       “Plan Administrator” shall mean the Company acting through its authorized officers.

(p)       “Purchase Period” shall mean, except as otherwise determined by the Committee, the three (3) month period commencing on the next Trading Day following the preceding Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date.

(q)       “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Board pursuant to Section 20.

(r)       “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan that have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(s)       “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(t)       “Trading Day” shall mean a day on which the NASDAQ Stock Market (or such other principal U.S. national securities exchange Common Stock is listed) is open for trading.

3.        Eligibility.

(a)      All Employees who are employed by the Company at least one (1) day before a given Enrollment Date shall be eligible to participate in the Plan.

(b)       Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any parent or subsidiary corporation, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and any parent or subsidiary corporation accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.        Offering Periods.

(a)       Plan Implementation. The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1, April 1, July 1, and October 1 of each year, or on such other date as the Board or the Committee shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. Offering Periods existing under the Plan immediately prior to the Company’s 2015 Annual Meeting of Stockholders shall continue under the Plan.

(b)       Offering Period Duration. Each Offering Period shall be for a period of twenty-four (24) months during which an option granted pursuant to the Plan may be exercised.

(c)       Automatic Transfer to Lower Price Offering Period. To the extent permitted by any applicable laws, regulations, rules of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Common Stock is listed), if the Fair Market Value of the Common Stock on the Enrollment Date of a new Offering Period is lower than the

Fair Market Value of the Common Stock on the Enrollment Date of the immediately preceding Offering Period, then all participants in the immediately preceding Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on the Exercise Date immediately preceding the new Offering Period and automatically re-enrolled in the new Offering Period as of the first day thereof.

(d)       Changes in Offering Period. The Board or the Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if notice of such change is announced to Employees prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.        Participation.

(a)       An Employee may become a participant in the Plan by completing an Authorization Form and filing it with the Plan Administrator prior to the applicable Enrollment Date.

(b)       Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.        Payroll Deductions.

(a)       At the time a participant files his or her Authorization Form, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period (or such other percentage as may be established by the Board or the Committee from time to time in its sole discretion).

(b)       All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(c)       A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by filing with the Plan Administrator a new Authorization Form authorizing a change in payroll deduction rate. The Board or the Committee may, in its discretion, limit the number of participation rate changes during any Offering Period. Any such reduction or increase would be effective beginning with the first Purchase Period that begins no earlier than 5 business days after the Plan Administrator’s receipt of a new Authorization Form from the participant, unless otherwise determined by the Plan Administrator. A participant’s Authorization Form shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d)       Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such participant’s Authorization Form at the beginning of the first Purchase Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(e)       At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option. If the participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any shares of Common Stock issued to such participant pursuant to the exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Enrollment Date or within the one-year period commencing on the day after the Exercise Date, such participant shall, within five (5) days of such disposition, notify the Company thereof. In addition, in order to satisfy the requirement to withhold the amount (if any) of federal, state or local taxes that the Company or Subsidiary determines is applicable, the Company and any Subsidiary may deduct such amount from any other compensation payable to the participant.

7.        Grant of Option. On the Enrollment Date of each Offering Period, each Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than Six Hundred Twenty Five (625) shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Board or the Committee may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Employee may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8.        Exercise of Option.

(a)       Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)       If the Board or the Committee determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Board may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocations of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.        Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option in a certificate or uncertificated form.

10.      Withdrawal.

(a)       A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to Plan Administrator which is received at least ten (10) days prior to the Exercise Date (or such other notice period as may be established by the Plan Administrator from time to time in its sole discretion). All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Plan Administrator a new Authorization Form.

(b)       A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.

11.      Termination of Employment. Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated.

12.      Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13.      Stock.

(a)       Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for future sale under the Plan with respect to Exercise Dates shall be One Million Five Hundred Thousand (1,500,000) shares, effective as of the Company’s 2015 Annual Meeting of Stockholders.

(b)       The participant shall have no interest or voting rights in shares covered by his or her option until such option has been exercised.

(c)       Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14.      Administration. The “Committee” shall mean the Compensation Committee of the Board, a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder or such other committee of members of the Board as delegated by the Board. The Board or the Committee shall administer the Plan. The Board or the Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or the Committee shall, to the full extent permitted by law, be final and binding upon all parties. The Company will pay all expenses incurred in the administration of the Plan. No member of the Committee or individual acting on behalf of the Plan Administrator shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee and individuals acting on behalf of the Plan Administrator shall be fully indemnified by the Company with respect to any such good faith action, determination or interpretation.

15.      Designation of Beneficiary.

(a)       A participant may file with the Plan Administrator a written designation of a beneficiary who is to receive any shares and cash from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file with the Plan Administrator a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)       Such designation of beneficiary may be changed by the participant at any time by written notice to the Plan Administrator. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.      Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.      Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.      Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19.      Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)       Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)       Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)       Merger or Asset Sale. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.      Amendment or Termination.

(a)       The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or rule of the NASDAQ Stock Market or such other principal U.S. national securities exchange Common Stock is listed), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)       Without stockholder approval and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board or the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan.

(c)       In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to:

(1)       altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price (provided that any altered Purchase Price cannot be lower than the lower of 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date);

(2)       shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(3)       allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21.        Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.        Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of the NASDAQ Stock Market (or any other principal U.S. national securities exchange on which the Common Stock may then be listed), and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.        Term of Plan. The Plan shall continue in effect until terminated by the Board.

24.        Miscellaneous.

(a)        Administrative Costs. The Company shall pay the administrative expenses associated with the operation of the Plan (other than brokerage commissions resulting from sales of Common Stock directed by an Employee or, in the case of his or her death, any person who acquires the Common Stock pursuant to Section 15).

(b)        No Employment Rights. Participation in the Plan shall not give an Employee any right to continue in the employment of the Company, and shall not affect the right of the Company to terminate the Employee’s employment at any time, with or without cause.

(c)       Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Employee any of the shares of Common Stock that the Employee acquires under the Plan.

(d)       Internal Revenue Code and ERISA Considerations. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The provisions of the Plan, accordingly, shall be construed so as to comply with the requirements of that section of the Code or any successor provision, and the regulations thereunder. The Plan is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(e)       Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

(f)       Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of a change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. The Plan shall be governed by the laws of the State of California to the extent such laws are not in conflict with, or superseded by, federal law.

Arena Pharmaceuticals, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m. (Pacific Time) on June 11, 2015.
Vote by Internet
• Go to www.investorvote.com/ARNA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
		•	Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends votes “FOR” each of the nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Jack Lief	☐	☐	02 - Dominic P. Behan, Ph.D., D.Sc.	☐	☐	03 - Donald D. Belcher	☐	☐
	04 - Scott H. Bice	☐	☐	05 - Harry F. Hixson, Jr., Ph.D.	☐	☐	06 - Tina S. Nova, Ph.D.	☐	☐
	07 - Phillip M. Schneider	☐	☐	08 - Christine A. White, M.D.	☐	☐	09 - Randall E. Woods	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve the amendment and restatement of the Arena Pharmaceuticals, Inc., 2009 Employee Stock Purchase Plan, as amended, to, among other things, increase the number of shares of the Company’s common stock authorized and available for future issuance under the 2009 Employee Stock Purchase Plan, as amended, to a total of 1.5 million shares.	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.	☐	☐	☐
					4.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Arena Pharmaceuticals, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE 2015 ANNUAL MEETING OF STOCKHOLDERS

6154 Nancy Ridge Drive, San Diego, California 92121

The undersigned stockholder of ARENA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2015, and the Annual Report to Stockholders, and hereby appoints Jack Lief and Steven W. Spector, the President and the Secretary, respectively, of the Company, or each of them, as proxies and attorneys-in-fact, with all powers of substitution, to represent and vote, as set forth on the reverse side, the shares of Common Stock of the Company held of record by the undersigned at the close of business on April 14, 2015, at the 2015 Annual Meeting of Stockholders of the Company, which is being held at the offices of the Company at 6154 Nancy Ridge Drive, San Diego, California 92121, on Friday, June 12, 2015, at 9:00 a.m. (Pacific Time), and at any adjournments or postponements of such meeting, with all powers which the undersigned would possess if personally present at such meeting or at any such postponement or adjournment, and, in their discretion, to vote such shares upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THE PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, AND BY THE PROXYHOLDERS AT THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Items to be voted appear on reverse side.)